As filed with the Securities and Exchange Commission on November 23, 2009
Registration No. 333-161829

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Agrium Inc.
(Exact name of Registrant as specified in its charter)

Canada	2870	98-0346248
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

13131 Lake Fraser Drive S.E.
Calgary, Alberta
T2J 7E8 Canada
(403) 225-7000
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8700
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Joni R. Paulus Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta Canada T2J 7E8 (403) 225-7000	Patrick C. Finnerty Blake, Cassels & Graydon LLP 3500 Bankers Hall East 855 – 2nd Street S.W. Calgary, Alberta Canada T2P 4J8 (403) 260-9600	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

     Approximate date of commencement of proposed sale of the securities to public: From time to time after the effective date of this Registration Statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

     It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☑

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class	Amount to be	offering price	aggregate offering	registration
of securities to be registered	registered(1)	per unit	price(1)	fee(3)
Common Shares (no par value)(4)
Preferred Shares (no par value)(5)
Debt Securities(6)
Subscription Receipts(7)
Units(8)
Total	US$1,000,000,000	(2)	US$1,000,000,000	US$55,800

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, subscription receipts and units of the Registrant and such indeterminate amount of unsecured debt securities of the Registrant consisting of debentures, notes or other unsecured evidence of indebtedness as shall have an aggregate initial offering price not to exceed US$1,000,000,000 (or its equivalent in any other currency used to denominate the securities). Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement.

(2)	The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.

(3)	Previously paid.

(4)	There is being registered an indeterminate number of common shares (no par value) as from time to time may be issued at indeterminate prices.

(5)	There is being registered an indeterminate number of preferred shares (no par value) as from time to time may be issued at indeterminate prices.

(6)	There is being registered an indeterminate principal amount of unsecured debt securities consisting of debentures, notes or other unsecured evidence of indebtedness as may be sold from time to time.

(7)	There is being registered an indeterminate number of subscription receipts as from time to time may be issued at indeterminate prices. Each subscription receipt will be issued under a subscription receipt agreement and will represent a right to exchange such subscription receipt into common shares, preferred shares or debt securities.

(8)	There is being registered an indeterminate number of units as from time to time may be issued at indeterminate prices. Each unit will consist of one or more of the Registrant’s common shares, preferred shares, subscription receipts and debt securities.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Base Shelf Prospectus

SHORT FORM PROSPECTUS

New Issue	November 20, 2009

Agrium Inc.

U.S.$1,000,000,000

Common Shares
Preferred Shares
Subscription Receipts
Debt Securities
Units

We may from time to time offer and issue to the public in one or more series or issuances our common shares (“Common Shares”), our preferred shares (“Preferred Shares”), our subscription receipts (“Subscription Receipts”), one or more series of our unsecured debt securities consisting of debentures, notes or other unsecured evidence of indebtedness (“Debt Securities”) and/or our units comprised of one or more of the other securities described in this prospectus in any combination (“Units” and, together with the Common Shares, Preferred Shares, Subscription Receipts and Debt Securities, the “Securities”) in an aggregate initial offering price of up to U.S.$1,000,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) during the 25 month period that this prospectus, including any amendments hereto, remains valid. The aggregate initial offering price shall be calculated, in the case of interest bearing Debt Securities, on the basis of the principal amount of Debt Securities issued, and, in the case of non-interest bearing Debt Securities, on the basis of the gross proceeds received by us. Debt Securities will rank pari passu with all of our other unsecured and unsubordinated indebtedness.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We prepare our financial statements incorporated by reference herein in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to the financial statements of U.S. companies.

You should be aware that the purchase of the Securities may have tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement and consult with your tax advisor.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, most of our officers and directors and most of the experts named in this prospectus are residents of Canada, and a substantial portion of our assets and the assets of our officers and directors and the experts named herein are located outside the United States.

Securities may be offered separately or together, in amounts and on such terms and conditions as may be determined from time to time depending upon our financing requirements, prevailing market conditions and other factors. The specific terms of any Securities offered will be described in one or more prospectus supplements, which will accompany this prospectus, including where applicable: (i) in the case of Common Shares, the number of Common Shares being offered, the offering price or the manner in which the offering price will be determined (in the event the offering is a non-fixed price distribution) and any other specific terms; (ii) in the case of Preferred Shares, the number of Preferred Shares being offered, the designation of the series, the offering price, dividend rate, if any, and any other specific terms; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, the procedures for the exchange of the Subscription Receipts for Common Shares, Preferred Shares or Debt Securities, as the case may be, and any other specific terms; (iv) in the case of Debt Securities, the specific terms of any offering of Debt Securities including, where applicable, the specific designation of the Debt Securities, the currency, the maturity, the offering price, whether the Debt Securities will bear interest, the interest rate or method for determining the interest rate, any terms of redemption and any other specific terms; and (v) in the case of Units, the number of Units being offered, the designation and terms of the Units and of the securities comprising the Units, the offering price and any other specific terms. We may also include in a prospectus supplement specific terms pertaining to Securities which are not within the options and parameters set forth in this prospectus.

All shelf information permitted under applicable law to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus, such delivery to be effected in the case of United States purchasers through the filing of such prospectus supplement or prospectus supplements with the U.S. Securities and Exchange Commission. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

We may sell Securities to or through underwriters or dealers purchasing as principals, and may also sell Securities to one or more purchasers directly or through agents. See “Plan of Distribution”. The applicable prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us in connection with the offering and sale of the Securities, and will set forth the specific terms of the offering of Securities, including the method of distribution of such Securities, the proceeds to us and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

Unless otherwise specified in the applicable prospectus supplement, each series or issue of Preferred Shares, Subscription Receipts, Debt Securities or Units will be a new issue of such securities with no established trading market. The Common Shares and/or the Debt Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis the Common Shares and/or the Debt Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers, in which case the compensation payable to any underwriter, dealer or agent in connection with any such sale will be the amount, if any, by which the aggregate price paid for the Common Shares and/or the Debt Securities by the purchasers exceeds the gross proceeds paid by the underwriter, dealer or agent to us and the price at which the Common Shares and/or the Debt Securities will be offered and sold may vary as between purchasers during the distribution period.

Our Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “AGU”. On November 19, 2009, the last trading day before the date of this prospectus, the closing price of the Common Shares on the TSX was Cdn.$60.76 per Common Share, and the closing price of the Common Shares on the NYSE was U.S.$57.19 per Common Share. Unless otherwise specified in the applicable prospectus supplement, the Preferred Shares, Subscription Receipts, Debt Securities and Units will not be listed on any securities or stock exchange. There is no market through which these securities may be sold and purchasers may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Debt Securities and the Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Subscription Receipts, Debt Securities and the Units and the extent of our regulation.

Investing in the Securities offered by this prospectus involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Our head and registered office is located at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8.

i

DEFINITIONS AND OTHER MATTERS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus and in any prospectus supplement to “Agrium”, “we”, “us” or “our” means Agrium Inc. and its consolidated subsidiaries, any partnership of which Agrium Inc. and its subsidiaries are the partners and our significant equity investments and joint ventures.

This prospectus is part of a registration statement on Form F-10 relating to the Securities that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under the registration statement, we may, from time to time, sell any of the Securities described in this prospectus in one or more offerings up to an aggregate initial offering price of U.S.$1,000,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Securities. The prospectus supplement may also add to, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differ from U.S. generally accepted accounting principles (“U.S. GAAP”). Therefore, our consolidated financial statements incorporated by reference in this prospectus, in any applicable prospectus supplement, and in the documents incorporated by reference in this prospectus, may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to our audited supplemental information entitled “Revised Reconciliation with United States Generally Accepted Accounting Principles For the Years Ended December 31, 2008, 2007 and 2006”, and our unaudited supplemental information entitled “Reconciliation with United States Generally Accepted Accounting Principles For the Three and Nine Months Ended September 30, 2009”, both of which are incorporated by reference in this prospectus, for a discussion of the principal differences between our financial results and financial condition determined under Canadian GAAP and under U.S. GAAP.

EXCHANGE RATES

In this prospectus, references to “dollars”, “$”, and “U.S.$” are to U.S. dollars, and references to “Cdn.$” are to Canadian dollars. The exchange rate between the Canadian dollar and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein.

The following table sets forth (i) the rates of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of each of the periods indicated, (ii) the average of exchange rates during such periods and (iii) the high and low exchange rates during each period, in each case based on the Bank of Canada noon rate for U.S. dollars.

	Nine Months
	Ended September 30,		Year Ended December 31,
	2008	2009	2004	2005	2006	2007	2008

Rate at end of period	0.9435	0.9327	0.8308	0.8577	0.8581	1.0120	0.8166
Average rate for period	0.9819	0.8546	0.7697	0.8259	0.8820	0.9348	0.9441
High for period	0.9719	0.9422	0.8493	0.8690	0.9099	1.0905	1.0289
Low for period	0.9263	0.7692	0.7159	0.7872	0.8528	0.8437	0.7711

On November 19, 2009, the rate of exchange for the Canadian dollar, expressed in U.S. dollars, based on the Bank of Canada noon rate for U.S. dollars, was Cdn.$1.00 = U.S.$0.9400.

FORWARD-LOOKING STATEMENTS

Certain statements and other information included or incorporated by reference in this prospectus or in any applicable prospectus supplement constitute “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws, including the “safe harbour” provisions of the Securities Act (Ontario), the Securities Act (Alberta) and certain other provincial securities legislation and the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and

Section 27A of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “outlook”, “focus”, “potential”, “will”, “should”, “would” and “could” and other similar expressions. These forward-looking statements include, but are not limited to, references to:

•	disclosures made in our management’s discussion and analysis of operations and financial condition for the fiscal year ended December 31, 2008 (“Annual MD&A”) under the heading “Outlook”;

•	disclosures made in our management’s discussion and analysis for the three and nine month periods ended September 30, 2009 (“Interim MD&A”) under the headings “Business Acquisition” and “Outlook, Key Risks and Uncertainties”;

•	our 2009 key corporate goals, including expansion and growth of our business and operations;

•	key drivers for our business and industry trends;

•	the amount and type of future capital expenditures and capital resources;

•	future cash requirements and long-term obligations;

•	business strategies and plans for implementing them;

•	future crop input volumes, prices and sales;

•	availability of raw materials, particularly gas availability or gas price relative to nitrogen prices;

•	risk mitigation activities; and

•	our future results and plans, including our recent and proposed acquisitions, including in respect of our proposed acquisition of CFI (as defined herein) by way of our Offer (as defined herein) for all of the outstanding CFI Shares (as defined herein).

Such forward-looking statements involve known and unknown risks and uncertainties, including those referred to in this prospectus or in any prospectus supplement or in any document incorporated by reference herein or therein, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to:

•	general economic, market and business conditions, including global agricultural supply/demand factors and crop price levels; global and regional weather conditions and other supply/demand factors impacting the planting of crops and the price of crop nutrients and raw materials/feedstock; availability of credit; and access to capital markets;

•	changes in government policies and legislation regarding agriculture, safety, environment, greenhouse gas and others, including potential imposition of changes to price controls on fertilizers in certain markets;

•	actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; and ability to transport or deliver production to markets;

•	uncertainty in respect of the future prices of potash as a result of the delay and/or reduced prices in 2009 contracts between major potash producers and Chinese and Indian buyers;

•	changes in margins and/or levels of supplier rebates for major crop inputs such as crop protection products, nutrients and seed;

•	general operating risks associated with investment in foreign jurisdictions; the level and effectiveness of future capital expenditures; reliability of performance of existing capital assets; changes in capital markets and availability of credit; and fluctuations in foreign exchange and tax rates in the jurisdictions in which we operate;

•	future operating rates, production costs and sustaining capital of our facilities, including the availability of skilled labour; unexpected costs from present and discontinued mining operations and/or labour disruptions; changes to timing, construction cost and performance of other parties; and political risks associated with our interest in the Egyptian MISR Oil Processing Company, S.A.E. and Argentine Profertil nitrogen project;

•	strategic risks including our ability to effectively implement our business strategy and our risk mitigation strategies, including hedging and insurance;

•	our ability to close any future acquisitions as anticipated, including in respect of our proposed acquisition of CFI;

•	our ability to integrate and achieve synergies from any future acquisitions within expected timeframes and the performance of any assets acquired in such acquisitions, including in respect of our proposed acquisition of CFI;

•	other risks associated with our proposed acquisition of CFI, including in respect of the costs of integration in the event that the acquisition is completed, the increased amount of indebtedness that we would incur or assume as a result of the acquisition and the risks associated with our inability to obtain access to CFI’s non-public information and the cooperation of CFI management; and

•	technological changes and other factors.

These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.

All of the forward-looking statements contained in this prospectus or in any prospectus supplement or in any document incorporated by reference herein or therein, are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, undue reliance should not be placed on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements set forth above are set forth in the relevant documents incorporated by reference herein and, in the case of the Interim MD&A, include the following:

•	Wholesale fertilizer prices through the fourth quarter of 2009 approximating current benchmark prices;

•	Wholesale and Retail fertilizer sales volumes higher than levels in the same quarter of 2008 reflecting the uncertainty that existed last fall;

•	Retail fertilizer gross margin percentages significantly above the 10 percent realized in the fourth quarter of 2008 (including the impact of net realizable value adjustments);

•	North American weather patterns providing for a fall fertilizer application season of potentially lesser length when compared to recent years;

•	Chinese potash contract negotiations not settling in the fourth quarter of 2009;

•	Wholesale production volumes slightly lower than the same quarter of 2008 with potash production operating significantly below capacity due to market driven outages;

•	urea sales price to Argentine growers approximating import prices rather than a government capped price;

•	average NYMEX gas pricing for the fourth quarter approximating $4.70/MMBtu; and,

•	an effective tax rate for the fourth quarter of 2009 of 29 percent.

The above items and their possible impact are discussed more fully in the relevant parts of our Annual MD&A incorporated by reference herein and in particular the sections headed “Key Business Sensitivities”, “Business Risks” and “Forward-Looking Statements” at pages 12 and 92 therein, and are further discussed in the relevant parts of our Interim MD&A incorporated by reference herein and in particular the section headed “Outlook, Key Risks and Uncertainties” therein, and are further discussed in the “Risk Factors” section in this prospectus. Consequently, all of the forward-looking statements made in or incorporated by reference in this prospectus, or in any applicable prospectus supplement, are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Except as required by law, we undertake no obligation to update or revise forward-looking statements even if circumstances or management’s estimates or opinions should change. Investors should not place undue reliance on forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, (403) 225-7000.

The following documents, filed with the securities commission or similar authority in each of the provinces of Canada, are specifically incorporated by reference in, and form an integral part of, this prospectus:

(a)	our annual information form dated February 25, 2009 (“AIF”) for the year ended December 31, 2008;

(b)	our management proxy circular dated March 23, 2009 (“Proxy Circular”) relating to the annual general meeting of our shareholders held on May 13, 2009;

(c)	our audited annual financial statements, consisting of our consolidated balance sheets as at December 31, 2008 and 2007 and our consolidated statements of operations, comprehensive income and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, together with the notes thereto and the report of our auditors thereon (“Annual Financial Statements”);

(d)	our Annual MD&A;

(e)	our audited supplemental information entitled “Revised Reconciliation with United States Generally Accepted Accounting Principles For the Years Ended December 31, 2008, 2007 and 2006”, together with the notes thereto and the report of our auditors thereon (“Annual GAAP Reconciliation”);

(f)	our unaudited interim financial statements consisting of our consolidated balance sheets as at September 30, 2009 and 2008 and our consolidated statements of operations, comprehensive income and shareholders’ equity, and cash flows for the three and nine month periods ended September 30, 2009 and 2008, together with the notes thereto (“Interim Financial Statements”);

(g)	our Interim MD&A;

(h)	our unaudited supplemental information entitled “Reconciliation with United States Generally Accepted Accounting Principles For the Three and Nine Months Ended September 30, 2009”, together with the notes thereto (“Interim GAAP Reconciliation”); and

(i)	the Technical Report, Potash Mineral Reserves and Resources, Agrium, Vanscoy Potash Operations, Vanscoy, Saskatchewan, dated November 6, 2009, by A. Dave Mackintosh, P. Geo., of ADM Consulting Limited (the “Vanscoy Technical Report”).

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus or otherwise referred to above, including any material change reports (excluding material change reports filed on a confidential basis), comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports, filed by us with securities commissions or similar authorities in Canada subsequent to the date of this prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this prospectus. In addition, any subsequent supplemental information containing reconciliations of our annual or interim period financial results with U.S. GAAP and, if applicable, any report of our auditors thereon (a “GAAP Reconciliation”), which is filed by us with securities commissions or similar authorities in Canada subsequent to the date of this prospectus and prior to 25 months from the date hereof, shall be deemed to be incorporated by reference into this prospectus.

To the extent that any document or information incorporated by reference into this prospectus is included in a report filed or furnished on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement relating to the Securities of which this prospectus forms a part.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except to the extent as so modified or superseded, to constitute a part of this prospectus.

Upon a new annual information form and the related annual audited consolidated financial statements together with the notes thereto and the auditors’ report thereon and management’s discussion and analysis related thereto being filed by us with and, where required, accepted by the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements, and all unaudited interim financial statements, material change reports, business acquisition reports and management proxy circulars (other than a management proxy circular relating to an annual meeting of shareholders) filed prior to the commencement of our financial year in which the new annual information form was filed no longer shall be deemed to be incorporated into this prospectus for the purpose of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the term of this prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities hereunder and upon a new management proxy circular relating to an annual meeting of our shareholders being filed by us with the applicable securities regulatory authorities during the term of this prospectus, the management proxy circular for the preceding annual meeting of our shareholders shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder. Upon a GAAP Reconciliation in respect of our annual financial results being filed by us with applicable securities regulatory authorities during the currency of this prospectus, the previous GAAP Reconciliation for an annual period and any previous GAAP Reconciliations for interim periods filed prior to the commencement of our financial year in which the new GAAP Reconciliation for an annual period was filed no longer shall be deemed to be incorporated into this prospectus for the purpose of future offers and sales of Securities hereunder. Upon a GAAP Reconciliation in respect of an interim financial period being filed by us with applicable securities regulatory authorities during the currency of this prospectus, all GAAP Reconciliations in respect of an interim period filed prior to the filing of the new GAAP Reconciliation in respect of an interim period shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities hereunder.

One or more prospectus supplements containing the specific variable terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of any such prospectus supplement, but only for the purposes of the offering of the Securities covered by any such prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits to the registration statement for a more complete description of the document involved. Each such statement is qualified in its entirety by such reference.

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the securities commission or similar regulatory authority in each of the provinces of Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Canada Business Corporations Act. Most of our directors and officers, and most of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the Securities under this prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) our AIF; (ii) our Proxy Circular; (iii) our Annual Financial Statements; (iv) our Annual MD&A; (v) our Annual GAAP Reconciliation; (vi) our Interim Financial Statements; (vii) our Interim MD&A; (viii) our Interim GAAP Reconciliation; (ix) the Vanscoy Technical Report; (x) the consent of KPMG LLP; (xi) the consent of Blake, Cassels & Graydon LLP; (xii) the consent of ADM Consulting Limited; (xiii) powers of attorney of our directors and officers; (xiv) the Indenture (as defined herein); and (xv) statement of eligibility on Form T-1 of the Trustee (as defined herein).

RISK FACTORS

You should consider carefully the risk factors set forth below and incorporated herein by reference as well as other information contained in and incorporated by reference in this prospectus, and in the applicable prospectus supplement or prospectus supplements, particularly in our current annual information form and annual and interim management’s discussion and analysis, before purchasing the Securities offered hereby.

Risks relating to Agrium and our industry

We are exposed to various risks and uncertainties in the normal course of business that can cause variations in results from operations and affect our financial condition. The following summary of risks relating to Agrium and our industry should be read together with the disclosure under the heading “Business Risks” beginning at page 85 of our Annual MD&A and the disclosure under the heading “Outlook, Key Risks and Uncertainties” beginning at page 12 of our Interim MD&A, both of which are incorporated by reference herein and the other information contained in and incorporated by reference in this prospectus.

Unplanned Plant Downtime

The results of our Wholesale and Advanced Technologies businesses are dependant on the availability of our manufacturing facilities. Prolonged plant shutdown due to failure at a facility or in a plant may result in a significant reduction in product that is available for sale, may affect the environment and or the community, and may cause an injury to an employee or the public.

Product Price & Margin

Our operating results are dependent upon product prices and margins, which are in turn dependent on demand for crop inputs. Demand for crop inputs can be affected by a number of factors including weather conditions, outlook for crop nutrient prices and farmer economics, governmental policies, access of our customers to credit, and build-up of inventories in distribution channels.

The majority of our Wholesale nutrient business is a commodity business with little product differentiation. Product prices are largely affected by global supply and demand conditions, input costs and product prices and, therefore, resulting margins can be volatile.

Within our Wholesale business, we sell manufactured product as well as product we have purchased for resale. Both sides of the business are subject to margin volatility.

Our Retail and Advanced Technologies business units experience relatively stable margins, which provide stability to our annual cash flows and earnings. Nonetheless, during times of significant price volatility, margins can be impacted to a certain degree by the above factors.

Raw Materials

Natural gas is the principal raw material used to manufacture nitrogen and is our single largest purchased raw material for our Wholesale operation. North American natural gas prices are subject to price volatility. An increase in the price of natural gas increases our nitrogen cost of production, and may negatively impact our nitrogen margins for our North American nitrogen sales. This is particularly important for our nitrogen facilities in Western Canada and Borger, Texas where we purchase gas on the open market. Higher production costs may be partially or fully reflected in higher domestic and international product prices, but these conditions do not always prevail. In addition, the prices for natural gas in North America can vary significantly compared to the prices for natural gas in Europe and Asia. Significantly lower natural gas prices in Europe and/or Asia would give our competitors in Europe and Asia a competitive advantage which could, in turn, decrease international and domestic product prices to a level below what we would consider to be competitive given our input costs.

There is also a risk to the Profertil nitrogen facility on gas deliverability during the winter period, due to strains on the gas distribution system in Argentina and on delivered cost of gas.

There are inherent risks associated with mining. For phosphate there are risks associated with the variability of the phosphate rock quality that can impact cost and production volumes. For potash mining there is also a risk of incurring water intake or flooding.

Foreign Exchange

A significant shift in the value of the Canadian dollar against the U.S. dollar could impact the earnings of our Canadian operations, which earn revenues mainly in U.S. dollars and incur expenses mainly in Canadian dollars. The major impact would be to our Canadian potash and phosphate operations, on a per unit cost of product basis, as well as our corporate overhead costs. Significant changes in the Canadian dollar can also have direct, short-term impact on our Canadian income tax rate.

Transportation

Reducing the delivered cost and ensuring reliability of product delivery to our customers are key success factors of our Wholesale marketing operations. A potential medium-term risk is the increased regulations and costs of transporting ammonia within North America given the safety risks of transporting this product.

Human Resources

Long-term forecasts predict a tight labour market across many areas in which we operate, due to changing demographics including the general aging of the population. A tight labour market, including the associated risk of losing our key individuals, is a risk to our business.

Country

We have significant operations in Canada and the U.S. We also operate Wholesale and Retail operations in Argentina, Chile and Uruguay. We have Wholesale operations in a number of European countries and business investments in Egypt and China. International business exposes us to a number of risks, such as uncertain economic conditions in the foreign countries in which we do business, abrupt changes in foreign government policies and regulations, restrictions on the right to convert and repatriate currency and political risks and the possible interruption of raw material supply due to transportation or government imposed restrictions. Argentina has experienced significant fiscal and economic turmoil since 2002.

Integration of Acquisitions and Expansions

There is a risk associated with any new acquisition that the new assets or business will not be integrated into the broader organization in an optimal manner that would ensure expected or optimal synergies are fully realized. Similarly, there is a risk that expansions to existing facilities or greenfield developments undertaken may not return the anticipated expected return on investment. See “— Risks Relating to the Offer for CFI — If the Offer is successful and the acquisition of CFI is completed, we expect that we would incur costs to integrate CFI into Agrium”.

Legislation

Tax risk includes potential changes to tax laws, or interpretations of tax laws, which may negatively impact our tax expense and therefore operating results in the jurisdictions in which we operate.

Weather

Anomalies in regional weather patterns can have a significant and unpredictable impact on the demand for our products and services, and may also have an impact on prices. Our customers have limited windows of opportunity to complete required tasks at each stage of crop cultivation. Should adverse weather occur during these seasonal windows, we could face the possibility of reduced revenue in the season without the opportunity to recover until the following season. In addition, we face the significant risk of inventory carrying costs should our customers’ activities be curtailed during their normal seasons. We must manufacture product throughout the year in order to meet peak season demand, and we must react quickly to changes in expected weather patterns that affect demand.

Credit and Liquidity

Our business is dependent upon access to operating credit lines to fund our ongoing operations. Should overall credit liquidity in the markets be severely limited, this could impact our ability to operate under normal conditions.

Counterparty

We face the risk of loss should a counterparty be unable to fulfill its obligations with respect to accounts receivable or other contracts, including derivative hedging contracts.

Environment, Health, Safety, & Security

We face environmental, health and safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and the fertilizer supply chain. This includes the potential for risk of physical injury to employees and contractors; possible environmental contamination and human exposure from chemical releases and accidents during manufacturing, transportation, storage and use; and the security of our personnel, products and physical assets domestically and overseas.

Risks relating to the Securities

The Debt Securities will be effectively subordinated to certain indebtedness of our subsidiaries and the Agrium Partnership.

Substantially all of our business activities are conducted by our direct and indirect wholly-owned subsidiaries and AGRIUM, a general partnership organized under the laws of Alberta (the “Agrium Partnership”). The Debt Securities will be obligations exclusively of Agrium Inc. Neither our subsidiaries nor the Agrium Partnership will guarantee the payment of principal of or interest on the Debt Securities. The Debt Securities will therefore be effectively subordinated to all existing and future obligations of our subsidiaries and the Agrium Partnership as a result of Agrium Inc. being a holding company. In the event of an insolvency, liquidation or other reorganization of any of our subsidiaries or the Agrium Partnership, creditors of Agrium Inc. (including the holders of the Debt Securities), as well as shareholders of Agrium Inc., will have no right to proceed against the assets of such subsidiaries or the Agrium Partnership or to cause the liquidation or bankruptcy of the subsidiaries or the Agrium Partnership under applicable bankruptcy laws. Creditors of such subsidiaries or the Agrium Partnership would be entitled to payment in full from such assets before Agrium Inc., as a shareholder, would be entitled to receive any distribution therefrom. Claims of creditors of such subsidiaries and the Agrium Partnership will have priority with respect to the assets and earnings of such subsidiaries and the Agrium Partnership over the claims of creditors of Agrium Inc., including claims under the Debt Securities except to the extent that Agrium Inc. may itself be a creditor with recognized claims against the subsidiaries or the Agrium Partnership ranking at least pari passu with such other creditors, in which case the claims of Agrium Inc. would still be effectively junior to any mortgage or other liens on the assets of such subsidiaries or the Agrium Partnership and would still be effectively subordinate to any mortgage or other liens on the assets of such subsidiaries or the Agrium Partnership senior to that held by Agrium Inc. As of September 30, 2009, Agrium Inc.’s subsidiaries (including for greater certainty Profertil S.A.) and the Agrium Partnership had approximately $1,587 million of accounts payable and accrued liabilities (excluding intercompany liabilities). There are no terms of the Debt Securities that limit the ability of our subsidiaries and the Agrium Partnership to incur additional indebtedness.

There can be no assurance as to the liquidity of the trading market for the Preferred Shares, the Subscription Receipts, the Debt Securities or the Units or that a trading market for the Preferred Shares, the Subscription Receipts, the Debt Securities or the Units will develop.

Prior to an offering of Preferred Shares, Subscription Receipts, Debt Securities or Units, there will be no public market for the Preferred Shares, Subscription Receipts, Debt Securities or Units. There can be no assurance that an active trading market for the Preferred Shares, Subscription Receipts, Debt Securities or Units will develop or be sustained. Unless otherwise specified in the applicable prospectus supplement, there is no market through which the Preferred Shares, Subscription Receipts, Debt Securities or Units may be sold and purchasers may not be able to resell Preferred Shares, Subscription Receipts, Debt Securities or Units purchased under this prospectus and the relevant prospectus supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Debt Securities or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Subscription Receipts, Debt Securities or Units, and the extent of issuer regulation.

The Common Shares may be subject to price and volume fluctuations, and the market price for the Common Shares following an offering may drop below the offering price.

Recently, securities markets have experienced considerable price and volume volatility, and the market prices of securities of many companies have been subject to wide fluctuations not necessarily indicative of the operating performance, underlying asset values, success or prospects of such companies. The market price of publicly traded stock is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which we trade, suggests that the trading price of the Common Shares may continue to be volatile. These fluctuations may affect the price of the Common Shares following an offering, and the market price of the Common Shares may drop below the offering price. As a result of this volatility, you may not be able to sell your Common Shares at or above the offering price.

Credit ratings may not reflect all risks of an investment in the Debt Securities and may change.

Credit ratings may not reflect all risks associated with an investment in the Debt Securities. Any credit ratings applied to the Debt Securities are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the Debt Securities. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of the Debt Securities. There is no assurance that any credit rating assigned to the Debt Securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Changes in interest rates may cause the value of the Debt Securities to decline.

Prevailing interest rates will affect the market price or value of the Debt Securities. The market price or value of the Debt Securities may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Our ability to service our indebtedness and to pay dividends on our Common Shares or Preferred Shares or distributions on our Subscription Receipts is dependent on the operating cash flow of our subsidiaries and the Agrium Partnership.

As a result of Agrium Inc. being a holding company, Agrium Inc.’s operating cash flow and its ability to service its indebtedness, including the Debt Securities, or to pay dividends on our Common Shares or Preferred Shares or distributions on our Subscription Receipts, is dependent upon the operating cash flow of its subsidiaries and the Agrium Partnership and the payment of funds by such subsidiaries and the Agrium Partnership to Agrium Inc. in the form of loans, dividends or other payments. Our subsidiaries and the Agrium Partnership have no obligation, contingent or otherwise, to pay amounts due pursuant to the Debt Securities, the Common Shares, the Preferred Shares or the Subscription Receipts or to make any funds available therefor, whether by dividends, interest, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to Agrium Inc. by its subsidiaries and the Agrium Partnership may be subject to statutory or contractual restrictions (including requirements to maintain minimum levels of working capital and other assets), are contingent upon the earnings of those subsidiaries and the Agrium Partnership and are subject to various business and other considerations.

Risks relating to the Offer for CFI

If the acquisition of CFI is completed, the market price of our Common Shares may decline as a result.

The market price of our Common Shares may decline in the event that the Offer and the proposed acquisition of CFI are completed due to a number of factors, including if:

•	the integration of CFI’s business is unsuccessful, more costly, takes longer or is more disruptive than anticipated;

•	we do not achieve the expected synergies or other benefits of the acquisition of CFI as rapidly or to the extent anticipated, if at all;

•	the effect of the proposed merger with CFI on our financial results does not meet our expectations or the expectations of financial analysts or investors;

•	after we acquire CFI, CFI’s business does not perform as anticipated;

•	changes in the market price of the commodities we sell and purchase are not as anticipated; or

•	our credit rating is downgraded as a result of our increased indebtedness incurred to finance the Offer and the acquisition of CFI.

If the Offer is successful and the acquisition of CFI is completed, we expect that we would incur costs to integrate CFI into Agrium.

In the event that we consummate the acquisition of CFI, integrating CFI’s operations, products and personnel could result in significant costs, including the following:

•	conversion of information systems;

•	environmental management system assessment and migration and review of environmental standards and liabilities, including environmental remediation;

•	combining teams and processes in various functional areas;

•	employee redeployment, relocation or severance; and/or

•	reorganization of facilities.

These integration costs may be higher than anticipated and may adversely affect our results of operations.

Uncertainties exist with the proposed integration of the businesses and operations of Agrium and CFI.

In the event that we consummate the acquisition of CFI, we expect that we would continue CFI’s current operations. However, we intend to integrate certain of CFI’s functions and operations with ours. Although we believe the integration could be successfully completed, we may not be able to successfully integrate CFI’s operations with our operations. There would be inherent challenges in integrating the companies’ operations. Issues that would need to be addressed in integrating the operations of the companies include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures;

•	consolidating corporate and administrative operations;

•	consolidating sales and marketing operations;

•	retaining existing customers and suppliers and attracting new customers and suppliers;

•	retaining key employees;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company.

If we were not able to address these challenges successfully, we may be unable to integrate CFI into our operations successfully. This could result in a delay in achieving, or the failure to achieve, some or all of the anticipated synergies and, therefore, any cost savings and potential increases in earnings. Actual synergies, if achieved at all, may be lower than we currently would expect and may take a longer time to achieve than we currently would anticipate.

Also, while our proposal is not dependent upon the retention or cooperation of CFI’s senior management, there may be some level of uncooperativeness on the part of CFI’s senior executive management and/or its other employees which could adversely affect the integration process if the acquisition of CFI is completed.

Even if the acquisition of CFI is completed, full integration of CFI’s operations with our operations may be delayed if we do not acquire at least 90% of the issued and outstanding CFI Shares pursuant to the Offer.

The Offer is subject to a condition that, prior to the expiration date of the Offer, there shall have been validly tendered and not properly withdrawn at least a majority of the total number of outstanding CFI Shares on a fully diluted basis. If we acquire at least 90% of the issued and outstanding CFI Shares, we expect that the proposed merger would be able to be effected as a “short-form” merger under the Delaware General Corporation Law so that we would be able to complete the acquisition of CFI without any action on the part of the other holders of CFI Shares. If, however, we did not acquire 90% of the issued and outstanding CFI Shares pursuant to the Offer, CFI would be required to hold a stockholders meeting in order to obtain the approval of CFI stockholders to consummate the proposed merger. Although this would not prevent the proposed merger from occurring because we would, indirectly, hold sufficient CFI Shares to approve the proposed merger, it would delay the completion of the proposed merger and could delay the realization of some or all of the anticipated benefits from integrating CFI’s operations with our operations, including, among others, the attainment of the synergies associated with the acquisition of CFI.

Our indebtedness following completion of the Offer and the acquisition of CFI would be higher than our existing indebtedness.

Our indebtedness as of September 30, 2009 was approximately $1.848 billion. Our pro forma indebtedness as of September 30, 2009, after giving effect to the Offer and the proposed merger would increase significantly. As a result of the increase in debt, demands on our cash resources would increase after the acquisition of CFI, which could have important effects on an investment in the Securities. For example, the increased levels of indebtedness could reduce funds available for interest payments on Debt Securities, dividends in respect of Common Shares or Preferred Shares, investment in research and development and capital expenditures, or create competitive disadvantages compared to other companies with lower debt levels.

We have only conducted a review of CFI’s publicly available information and have not had access to CFI’s non-public information. Therefore, if we acquire CFI, we may be subject to unknown liabilities of CFI which may have a material adverse effect on our profitability, financial condition and results of operations.

Due to the nature of the transaction, to date, we have only conducted a due diligence review of CFI’s publicly available information. Although we believe that we have been prudent in our investigation to date, our investigation is limited by its nature and we may face an unavoidable level of risk regarding any undisclosed or unknown liabilities of, or issues concerning, CFI if the acquisition is completed. The consummation of the Offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of CFI that are not publicly available. As a result, if the acquisition of CFI is consummated, we could discover that we had acquired substantial undisclosed liabilities of CFI, which could have a material adverse effect on our profitability, financial condition and results of operations.

In respect of all information relating to CFI presented in, incorporated by reference into or omitted from, this prospectus, we have relied upon publicly available information, including information publicly filed by CFI with the SEC. Although we have no knowledge that would indicate that any statements contained in this prospectus regarding CFI’s condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements. Any financial, operating or other information regarding CFI that may be detrimental to us and that has not been publicly disclosed by CFI, or errors in our estimates due to the lack of cooperation from CFI, may have an adverse effect on our financial condition or the benefits we expect to achieve in the event that the Offer and acquisition of CFI are consummated.

AGRIUM

We are a retailer of agricultural products and services in the United States as well as Argentina, Chile and Uruguay, and a global producer and wholesale marketer of nutrients for agricultural and industrial markets. For the fiscal year ended December 31, 2008, we reported our business through three business units and a fourth non-operating business unit for Corporate and inter-company eliminations. The three operating business units were Retail, Wholesale, and Advanced Technologies.

Retail

Our Retail business unit markets crop nutrients, crop protection products, seeds, custom application and other agronomic services to customers through 872 outlets in the U.S., Argentina, Chile and Uruguay, with nearly 94 percent of our Retail business based in North America. The Retail business unit’s market is primarily retail sales directly to farm customers, but also includes significant wholesale activity of crop protection products to other retail operations through our acquisition of UAP Holding Corp. (“UAP”).

Although the percentage of revenues from crop nutrients has decreased because of the UAP acquisition, crop nutrients accounted for approximately 50 percent of Retail’s total net sales in 2008. Crop nutrients are generally mixed in a custom blend to suit the particular nutrient requirements for each customer’s field based on soil fertility tests or plant tissue samples. We offer custom crop nutrient application services and employ a large fleet of application and nurse equipment to custom-apply these nutrients at the prescribed rates. Many of our crop nutrient application vehicles are also capable of precision application using global positioning system (“GPS”) technology which allows nutrient application rates to be adjusted when required based on GPS grid soil sample test results.

Our retail crop protection business has increased to approximately 38 percent of Retail’s total net sales in 2008 due to the UAP acquisition. The crop protection market as a whole has experienced little growth due to the continued advancements in genetically modified (“GMO”) seed which reduces the need for protection products. Similar to crop nutrient application, we employ a large fleet of crop protection application equipment. By its nature, Retail’s crop protection business operates within a framework of government regulation and oversight.

In concert with the advent of GMO seed, our Retail business unit has significantly grown its seed business with an average annual compound growth rate of 13 percent over the last three years. With the 2008 acquisition of UAP, Retail now offers its Dyna-Gro branded seed throughout most of its U.S. sales regions. In addition to Dyna-Gro seed, Retail markets branded seed from large global seed companies with proven genetics tailored to regional growing conditions.

Our Retail business unit offers several agronomic services in addition to the custom application services and soil and petiole testing previously mentioned. We own and operate a laboratory in California where soil and petiole tests are performed. In our Western U.S. sales regions, we use a system of weather tracking stations to monitor crop disease conditions and irrigation requirements in high-value crops. Retail has a large group of qualified crop advisors throughout the organization who continually monitor customers’ crops to maximize yields with cost-efficient fertility and pest control recommendations.

Wholesale

Our Wholesale business unit manufactures, purchases, and markets a full range of nutrients including nitrogen-based, potash and phosphate-based, and sulphate-based crop nutrient products.

Wholesale owns and operates five major North American nitrogen facilities, four located in Alberta, Canada and one in Borger, Texas. The majority of the nitrogen produced in Alberta is sold in Western Canada and the NorthWestern and Northern Plains regions of the U.S. Nitrogen products from Borger are sold in the Texas Panhandle area and ammonia is sold by pipeline from Texas to the Western Cornbelt. Wholesale has a 50 percent joint venture ownership in a major nitrogen facility located in Bahia Blanca, Argentina (Profertil). Product from Profertil is sold within Argentina and to other South American destinations. We also own and operate a number of facilities that upgrade ammonia and urea to other products such as nitrogen solutions (UAN) and nitric acid. We acquired a 26 percent interest in an export orientated urea facility located in Egypt in early 2009. Total capacity of these nitrogen plants is more than six million product tonnes.

Wholesale owns and operates a potash mine and production facility at Vanscoy, Saskatchewan, Canada. See “Reserve and Resource Summary”.

Our Redwater, Alberta facility produces sulphur and phosphate-based fertilizers. Phosphate rock is supplied by our phosphate rock mine located at Kapuskasing, Ontario, Canada. A second phosphate-based fertilizer production facility and phosphate rock mine are located at Conda, Idaho, United States. Products produced at these plants are primarily marketed within North America. See “Reserve and Resource Summary”.

In addition to the above production plants, Wholesale operates several fertilizer granulation and blending plants in the United States.

Wholesale has an extensive storage and wholesale distribution network serving Western Canada and the Pacific Northwest, California, Midwest Corn belt, Great Plains, and Southeast regions of the United States.

In addition to selling our manufactured products, Agrium’s Wholesale unit purchases crop nutrient products from other suppliers for resale to our customers in North America and in Europe through Common Market Fertilizers S.A. This allows us to optimize the value of our extensive distribution and marketing capability beyond what is possible through the sale of our manufactured product alone, especially as the role of importers into North America has increased over the past several years. Our Purchase for Resale business also adds value for customers, providing a more complete line of products in areas where delivering our manufactured product may not be economical due to transportation costs.

Advanced Technologies

Our Advanced Technologies business unit manufactures and markets controlled-release nutrients and micronutrients to the crop and professional nutrient industry worldwide. Controlled-release nutrient and micronutrient products are produced in four production facilities located in the United States at Sylacauga, Alabama; and Reese, Michigan; and in Canada at Courtright, Ontario and Carseland, Alberta. Advanced Technologies is currently constructing a new controlled-release nutrient production facility at New Madrid, Missouri that we expect will be operational in 2010.

Crop products include the production and sale of controlled-release and micronutrient technologies to the global agriculture and speciality agriculture markets. Professional products include the sale of nutrients and pest control products in North America to the professional turf market (golf courses and lawn care companies), horticultural market (greenhouses, nurseries and specialty agriculture), and the structural pest control industry (residential and commercial structures). Professional products are marketed through a network of distributors and through a direct to market approach. Professional products are purchased from suppliers or produced in three production facilities located in the United States at Sylacauga, Alabama; and in Canada at Putnam, Ontario and Brighton, Ontario.

RESERVE AND RESOURCE SUMMARY

Potash Operations

Agrium produces potash using conventional mining methods at its potash mining and milling facility at Vanscoy, Saskatchewan. The Saskatchewan Ministry of Energy and Resources has granted Agrium the exclusive right to mine potash on approximately 62,395 acres (252.5 km2) of crown land described in lease KL 114-R, last revised September 2005. The lease is located in the Province of Saskatchewan within townships 34 to 37 of ranges 7 to 9, west of the 3rd meridian.

In the mine, borer style miners are used to mechanically excavate the rock and load it directly onto conveyor belts. The broken ore is then transported to #1 Shaft where it is hoisted from underground to surface at a capacity of 993 tonnes per hour and fed to the mill. The mine is accessed using a fleet of 4x4 trucks and a network of roads that stretches 9 km north, 11 km south and 7 km east of #1 Shaft. The borer miners are 3.35 meters high, 5.5 meters wide and use two, three armed rotors to cut the rock. The miners can advance at about 30 centimetres (1 foot) per minute and will mine tunnels up to 1600 meters long and 10.2 meters wide. The potash ore being mined contains about 40% potassium chloride (potash), 55% sodium chloride (common salt) and 5% clay.

Mining operations at the site started in 1969 in the Patience Lake Member, with site ownership eventually evolving to Cominco Fertilizers Inc. and finally to Agrium, in 1995. In the 40 years of mining history, production has resulted in the total extraction of 121.0 million tonnes at an average grade of 24.44% potassium oxide (“K2O”) and 4.67% insolubles, yielding 41.3 million tonnes of muriate of potash.

Potash Reserves and Resources

The estimated potash reserves and resources for the potash mining operation at Vanscoy, Saskatchewan are based on original drill hole reports, original engineering study documents, geological data gathered over the life of the Vanscoy operations including new drill holes, seismic information and underground sampling programs, and 40 years of production data.

The KL 114-R lease is broken into three areas:

•	The Unitized Area is defined as the Crown accepted mining unit for royalty purposes.

•	The South Block is defined as the area of the lease south and east of the Unitized Area.

•	The North Expansion Block is defined as the most recent lease expansion (2005) north of the Unitized Area.

	Grade Est. %				Mineral Reserves —	Measured Mineral	Indicated Mineral	Inferred Mineral
	K2O				Proven and Probable	Resources	Resources	Resources
Area	(Total)		% Insols		(Millions of Tonnes) (A)	(Millions of Tonnes)	(Millions of Tonnes)	(Millions of Tonnes)

Unitized Area	24.4		4.7		70.0	0.0	0.0	0.0
South Block	24.9		4.8		54.1	77.1	35.9	125.1	(B)
North Expansion Block	24.4	(C)	4.7	(C)	0.0	0.0	0.0	75.5

TOTAL	—		—		124.1	77.1	35.9	200.6

(A) –	Proven and Probable Mineral Reserves are combined as probable reserves move to proven reserves at a significant rate as mining progresses and proven estimates would be soon outdated. Mineral Resources are reported exclusive of Mineral Reserves.

(B) –	Due to the continuity of the deposit, it is appropriate to apply the South Block average grade to the South Block Inferred Resources.

(C) –	Grades applied from 40 year historical averages.

Key assumptions and Parameters

•	Lands within 1 mile (1,600 m) of mine development are considered a Probable Mineral Reserve. Probable Mineral Reserves will move to Proven Mineral Reserves once the first rooms of panels in a production block are completed and there is no question of the tonnes and grade available.

•	Lands within a 2.5 km circle drawn around a sample point are considered Measured Mineral Resources if accompanied by 3D seismic coverage. Lands within the 2.5 km circle but not covered by 3D are considered Indicated Mineral Resources.

•	Inferred Mineral Resources cover the remainder of the lease. They exist in two areas, the North Expansion Block in townships 36 and 37 range 8 and the south east corner of the South Block. In the North Expansion Block, the only information is from three widely spaced drill holes and the boundary with adjacent mined out areas. In the South Block, there is widely spaced 2D seismic information and drill hole 2-2-34-7-W3, a wildcat Hudson Bay Oil and Gas hole outside the lease boundary to the south east, where the gamma log indicates the ore zone is present at approximately 1,121 m (3,678 ft).

•	Additionally, all lands within the Unitized Area are considered a Mineral Reserve since no matter where in the unit mining is taking place, the stakeholders will receive a royalty payment based on their percentage ownership. In defining a unit, mining companies have every expectation of successfully obtaining a tonnage based on extraction rate and some allowance for geological disturbances and mining contingencies. The Unitized Area boundaries were created to retain the same percentage Crown ownership in the unit as in the township. As a result of the unit/lease boundary and past mining, some areas have been made inaccessible to future mining and have been removed from the estimate.

For a full description of the assumptions and parameters applied in estimating the potash reserves and resources summarized above see “Mineral Resource and Mineral Reserve Estimates — Key Assumptions and Parameters” in the Vanscoy Technical Report which is incorporated by reference in this prospectus.

After 40 years of production, Agrium’s Vanscoy mine has a Mineral Reserve remaining of 124.1 million tonnes, after applying the historical extraction ratio of 27.9%. With a concentration factor of 2.82 this is sufficient for 21 years of mining at the current rate of 2.05 million tonnes of product per year. The Measured and Indicated Resources provide a further estimated 113 million tonnes, also after applying the extraction ratio. Indicated Mineral Resource tonnes routinely move to Measured Mineral Resources as annual 3D seismic programs are completed. Continued underground development into these areas will move Measured Mineral Resources to Probable Mineral Reserves, also on an annual basis. The combined Mineral Reserves, Measured Mineral Resources and Indicated Mineral Resources provide a mining life of over 40 years at current production capacity. Further exploration into the east portions of the South Block and/or the North Expansion Block, whether by additional drill holes or by detailed underground sampling programs will reclassify Inferred Mineral Resources.

Current production capacity of 2.05 million tonnes of product requires 5.8 million tonnes of feed at a grade of 24.4% K2O and a milling recovery of 85%. The estimate of 124.1 million tonnes of Proven and Probable Mineral Reserves and 113.0 million tonnes of Measured and Indicated Resources provides a mine life of just over 40 years at current production rates. Inferred Mineral Resources of 200 million tonnes have the potential to add a further 34 years at current production rates.

The information regarding Agrium’s potash operations is based on the Vanscoy Technical Report, prepared by A. Dave Mackintosh who is a “qualified person” under National Instrument 43-101, incorporated by reference herein.

Phosphate Operations

The principal raw materials used in the production of phosphate fertilizers are phosphate ore, ammonia and sulphur (or sulphuric acid). Agrium produces final saleable phosphate fertilizers at two separate operations. These are the Redwater Phosphate Operation (“RPO”) located outside of Edmonton, Alberta, Canada and the Conda Phosphate Operation located outside of Soda Springs, Idaho, USA. The rock concentrate for RPO is currently supplied by Agrium’s Kapuskasing Phosphate Operation (“KPO”) located outside of Kapuskasing, Ontario, Canada. The KPO site consists of a phosphate ore mine and a beneficiation mill to produce the rock concentrate, which is shipped by rail to RPO where it is utilized to produce saleable fertilizer. The phosphate ore for CPO is supplied by a number of Agrium’s mines located northeast of the CPO plant. The CPO plant consists of a beneficiation mill to produce the rock concentrate as well as the fertilizer plant. The estimated reserves and resources as they relate to the KPO mine site and beneficiation mill and the CPO mine sites and beneficiation mill are discussed separately below and then summarized together.

Kapuskasing Phosphate Operations

The KPO mine and mill site is located about 40 km southwest of Kapuskasing, Ontario, Canada. The KPO mine and mill site has been in production since 1999. KPO supplies phosphate rock concentrate (approximately 0.87 million dry tonnes annually) to Agrium’s Redwater Phosphate Operations (RPO) located outside of Edmonton, Alberta, Canada. The KPO concentrate is further refined at RPO to produce saleable Monoammonium Phosphate fertilizer (MAP). The site is comprised of the beneficiation mill, the mined out North and Center Pits, the West and South Pits, which are currently in production and the planned East Pit. Also located on the site is an external clay dump as well as an external rock dump.

The site and surrounding lands are currently owned by the Province of Ontario and managed under the jurisdiction of the Ontario Ministry of Natural Resources.

Mining at KPO is performed through a conventional open pit method utilizing a fleet of three shovel/excavators of the 15m3 class and sixteen 100 tonne capacity haul trucks. Currently the mining at KPO is contracted by Agrium to URS Canadian Operations, Ltd. (formerly known as Washington Group Northern, Ltd.). The mined ore is stockpiled near the mill and then fed by front end loaders to the mill on demand. Once the ore is beneficiated in the mill it is dried and shipped by rail to Agrium’s Redwater Phosphate Operation where it is utilized in the manufacture of saleable phosphate fertilizer.

From 1975 through 2008 a total of 820 exploratory drill holes with a total of 86,774 meters have been completed at the KPO mine site. Additionally 8,102 in pit definition holes with a total of 191,557 meters have been completed and 38,268 blast holes with a total of 298,401 meters have been sampled. All of this data has been utilized in defining the geologic model and subsequent block model which was then used to estimate the reserve and resource estimates for KPO. For the geologic model, based on the all the drill hole data, two ore envelopes (solids) were created; a high grade (A ore) envelope and a low to medium grade (B ore) envelope. For the block model, the grades from the drill holes were first composited on a 2.5 meter down hole distance. These grade composites were used to fill the 5m x 5m x 5m blocks contained within the A and B ore envelopes through the inverse distance squared method of weighting the composites.

The KPO Mineral Reserves estimates were calculated using Surpac Mining Software, utilizing a final economic pit shell that was derived from a series of pit shells produced by Whittle Pit Optimizing software. Proven and Probable reserves are estimated from the Measured and Indicated Resources that are contained within the final economic pit shell. Additionally a density of 2.5 tonnes/m3, an 8% mining loss and cut-offs of 15% P2O5, 3% MgO and 41% Fe2O3 were utilized in the Reserves reporting. For dilution purposes, all reported grades have been adjusted by a -1% P2O5 and +3% Fe2O3. Due to the stringent classification criteria placed on Proven Reserves and the continual rapid development of the pit, the proven estimates would be soon outdated. Therefore it was decided to combine the Proven and Probable reserve estimates for reporting purposes. All KPO Mineral Reserve estimates are exclusive of any potential Mineral Resources.

The subsequent Mineral Reserve estimates for the West, East and South Pits are shown in the following table.

					P2O5	Fe2O3
	Ore Volume	Waste Volume		Mine Life	Grade	Grade
Pit	Tonnes	BCM	Strip Ratio	Years	(%)	(%)

West Pit	390,000	679,800	1.74	0.21	22.29	29.07
East Pit	1,597,500	6,620,000	4.14	0.85	23.65	22.46
South Pit	8,457,500	27,012,000	3.19	4.51	26.08	15.63

Total Proven & Probable	10,445,000	34,311,800	3.28	5.57	25.57	17.18

For KPO, in order to be conservative Agrium has decided not to report any additional potential Mineral Resources beyond the above Mineral Reserve estimates.

Utilizing an average annual consumption of 1,875,000 tonnes mined ore per year at KPO, the above Mineral Reserve of 10.4 million tonnes translates into approximately 5.5 years of mine life.

Conda Phosphate Operations

Agrium’s Conda Phosphate Operation (CPO) is comprised of three distinct areas. These are the CPO mine sites, the CPO beneficiation facility and the CPO fertilizer manufacturing facility. The CPO fertilizer manufacturing facility can be compared to the Corporation’s Redwater Phosphate Operation (RPO) in Alberta, Canada. The combination of the CPO mine sites and the CPO beneficiation facility are comparable the Corporation’s Kapuskasing Phosphate Operation (KPO). The CPO beneficiation and fertilizer manufacturing facility are located approximately 5 miles north of Soda Springs, Idaho, USA. The CPO mine sites (four individual sites) are located at distances varying from 15 to 20 miles northeast of Soda Springs, Idaho, USA.

The CPO mine sites are comprised of the Dry Valley Mine (permitted and currently in production), the North Rasmussen Ridge Mine (permitted and will be in full production in 2011), the Rasmussen Valley Mine (currently in the planning and permitting stage), and the Husky 1 Mine (currently in the planning and permitting stage).

Agrium holds the various Federal, State and Private Mineral Leases on each of the four mine sites which allow for the mineral development. The Dry Valley Mine and the North Rasmussen Mine are the only properties that are currently permitted through the Federal Agencies for mine production. The Rasmussen Valley and Husky 1 sites are currently in the planning and permitting stages, although Agrium has a reasonable expectation that it will receive the permits to mine these sites.

The Rasmussen Valley minesite is currently in the planning and permitting stages so there is no existing infrastructure. Although, the Rasmussen Ridge maintenance shop and haul road to the rail load-out would be utilized in the mining of Rasmussen Valley.

The Husky 1 minesite is currently in the planning and permitting stages so there is no existing infrastructure. Although, the Dry Valley maintenance shop and rail load-out would most likely be utilized in the mining of Husky 1.

Mining at the CPO minesites is performed through a conventional open pit method utilizing a fleet of three shovel/excavators of sizes varying from 8 to 23 cubic yards, six 150 tonne capacity haul trucks and six 100 tonne capacity haul trucks. Currently the mining at CPO is contracted by Agrium to URS Washington Division. The mined ore is stockpiled at the minesite and then shipped to the mill in railcars. Due to adverse weather conditions, shipping to the mill only occurs between April and November, so enough ore must be shipped and stockpiled at the mill to allow mill operations through the winter months. Once the ore is beneficiated in the mill it is conveyed to the fertilizer manufacturing portion of the CPO plant site where it is utilized in the manufacture of saleable phosphate fertilizer.

Dry Valley Mine

The Dry Valley Mine has been operational since 1992 starting under the ownership and direction of FMC Corporation. In 2004 Nu-West Industries, doing business as Agrium Conda Phosphate Operations (CPO) acquired the southern portions of the Dry Valley mine. Specifically Nu-West acquired the C-Pit and D-Pit resource/reserve areas. Since the 2004 acquisition, Agrium has mined the C-Pit area to its ultimate depth and partially mined the D-Pit area.

The Dry Valley D-pit area was initially drilled by FMC between 1997 and 2000. FMC completed 15 holes on the property using a conventional reverse circulation drilling method. These holes range in depth between 120 and 420 feet and were all drilled vertically. Each hole was drilled using a reverse circulation drilling method with a 5 1/2 inch bit. Drill cuttings were sampled through a cyclone splitter, on two foot intervals, through all phosphoric zones. A geophysical gamma logging tool was used to record the gamma signature of the bedding in each hole upon achieving total drilling depth.

After acquiring the property, Agrium drilled an additional 69 holes between 2006 and 2007. These holes range in depth between 98 and 568 feet and range in angle from 70 to 90 degrees. The bearing of the angle holes are perpendicular to the mine coordinate system (which is approximately perpendicular to the strike of the bedding). Each hole was drilled using a reverse circulation drilling method with a 5 1/2 inch bit. Drill cuttings were sampled, through a cyclone splitter, on two foot intervals, through all phosphoric zones. A geophysical gamma logging tool was used to record the gamma signature of the bedding in each hole upon achieving total drilling depth.

The reserves remaining to be mined at Dry Valley (as shown in the following table) are as of August 31, 2009. No P2O5 grade adjustments have been made to the Dry Valley D-pit estimates. Applying an average 2.2 million ton (short) annual production rate to the estimated Mineral Reserves produces a projected mine life of 1.2 years for the Dry Valley mine.

Dry Valley Proven & Probable Permitted Reserves

	Ore Tons	Ore Tons	Estimated Ore Quality				Strip	Mine Life
Property	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	Ratio	(years)

Dry Valley	2,579,066	2,339,677	26.3	0.5	2.8	1.0	3.8	1.2

North Rasmussen Mine

The Rasmussen Ridge phosphate deposit was developed in 1991 by Rhone-Poulenc Chemical now recognized as Rhodia. It consists of South Rasmussen, Central Rasmussen and North Rasmussen mines and encompasses phosphate leases. From 1994 to 1997, Rhone-Poulenc Chemical mined out the reserves from the South Rasmussen portion of the deposit. In 1998 Nu-West Industries, doing business as Agrium Conda Phosphate Operations (CPO) acquired all of South, Central and North Rasmussen from Rhodia. Agrium mined Central Rasmussen from 1998 to 2003 exhausting its reserves. In late 2003 and through 2004, Agrium started mining the first phase of the North Rasmussen deposit. Mining operations at Rasmussen Ridge were suspended and mothballed at the end of 2004 as operations moved to Dry Valley. In 2008 and 2009, some limited mining activities occurred at North Rasmussen in preparation for the transition back to full production anticipated for 2011.

The reserves remaining to be mined at North Rasmussen (as shown in the following table) are as of August 31, 2009. Additionally, the P2O5 grades reported below have been reduced by 1.5% in order to be more in line with historic actuals. Applying an average 2.2 million ton (short) annual production rate to the estimated Mineral Reserves produces a projected mine life of 5.7 years for the North Rasmussen mine.

North Rasmussen Proven & Probable Permitted Reserves

	Ore Tons	Ore Tons	Estimated Ore Quality				Strip	Mine Life
Property	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	Ratio	(years)

North Rasmussen	12,537,874	11,374,108	26.5	0.4	2.5	1.1	3.8	5.7

Rasmussen Valley Mine

The lease comprising Rasmussen Valley, was originally acquired from the federal government by J.A. Tertelling and Sons in 1955. Since that time, the lease has been transferred through several lease holders and was acquired by FMC Corporation in 1968. In 2004 Nu-West Industries, doing business as Agrium Conda Phosphate Operations (CPO) acquired the lease from Astaris LLC, a subsidiary of FMC Corporation. Since the 2004 acquisition, Agrium has executed an exploration drilling plan that FMC had previously submitted and obtained federal approval. The Rasmussen Valley deposit is separated into the West Limb and East Limb for reporting purposes.

The estimated Mineral Reserves for the Rasmussen Valley mine (as shown in the following table) are as of August 31, 2009. These Rasmussen Valley estimated reserves are currently un-permitted, although, the Corporation holds a reasonable expectation that they will receive such permits upon completion of the final mine plan and associated Environmental Impact Statement. Additionally, the P2O5 grades reported below have been reduced by 2.0% in order to be more in line with historic actuals. Applying an average 2.2 million ton (short) annual production rate to the estimated Mineral Reserves produces a projected mine life of 3.2 years for the Rasmussen Valley mine.

Rasmussen Valley Proven & Probable Un-Permitted Reserves

	Ore Tons	Ore Tons	Estimated Ore Quality				Strip	Mine Life
Property	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	Ratio	(years)

Rasmussen Valley	7,084,017	6,426,479	27.0	0.6	2.2	0.8	4.9	3.2

Additionally, there are approximately 1.0 million tons of ore within the working mine pit that meet the Inferred Resource classification but are not reported in above table as Reserves due to the fact they do not meet the Indicated Resource criteria.

Husky 1 Mine

The Husky 1 Mine is located in Caribou County Idaho on United States Forest Service lands.

The Husky 1 lease was originally purchased by Husky Oil in 1956, and in 1968 International Mineral and Chemical Corporation acquired Husky 1 which was later acquired by Conda Partnership in 1982. In 1995, Conda Partnership assigned the Husky 1 lease to Nu-West Mining, which is now a wholly owned subsidiary of Agrium. Several iterations of drilling have occurred on the Husky 1 lease in the 1960’s, the 1970’s and 1980’s. Several “historic” resource/reserve estimates have been completed on this lease, resulting in a range of values from different companies or consultants performing the estimates.

In 1995, Agrium commissioned David M. Schwarze P.G. to evaluate several of the Nu-West Mining leases including Husky 1. However, Schwarze’s August 2, 1995 report is considered “historic” and does not comply with the current Canadian Institute of Mining, Metallurgy & Petroleum (CIM) Standards and Definitions as they were not in use at that time. Although, given the 44 year geologic modeling and mining history in the region and knowledge of the surface geology on the Husky 1 lease and the fact the property was drilled on 500 foot fences in 1975, Agrium feels comfortable using this report to define an Inferred Resource on the lease.

The Inferred Mineral Resource estimate for Husky 1 is summarized in the following table. These Husky 1 estimated Mineral Resources are currently un-permitted, although Agrium holds a reasonable expectation that they will receive such permits upon completion of the final mine plan and associated Environmental Impact Statement. Additionally, the P2O5 grades reported below have been reduced by 1.0% from the Schwarze report in order to be more in line with historic actuals. Applying an average 2.2 million ton (short) annual production rate to the estimated Mineral Resources produces a projected mine life of 8.2 years for the Husky 1 mine.

Husky Unit 1 Resource

	Ore Tons	Ore Tons	Estimated Ore Quality				Mine Life
Resource Classification	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	(years)

Inferred	18,000,000	16,329,240	25.1	0.7	—	—	8.2

The total CPO Mineral Reserve and Resources estimates are summarized in the following tables.

Proven & Probable Permitted Reserves

	Ore Tons	Ore Tons	Estimated Ore Quality				Strip	Mine Life
Property	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	Ratio	(years)

Dry Valley	2,579,066	2,339,677	26.3	0.5	2.8	1.0	3.8	1.2
North Rasmussen	12,537,874	11,374,108	26.5	0.4	2.5	1.1	3.8	5.7

Total Permitted	15,116,940	13,713,786	26.4	0.4	2.5	1.1	3.8	6.9

NOTE: N. Ras. P2O5 reduced by 1.5% from the block model reports based on historic actual grades

Proven & Probable Un-permitted Reserves

	Ore Tons	Ore Tons	Estimated Ore Quality				Strip	Mine Life
Property	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	Ratio	(years)

Rasmussen Valley	7,084,017	6,426,479	27.0	0.6	2.2	0.8	4.9	3.2

Total Permitted	7,084,017	6,426,479	27.0	0.6	2.2	0.8	4.9	3.2

NOTE: Ras. Valley P2O5 reduced by 2.0% from the block model reports based on historic actual grades

Agrium CPO Total Reserves (Permitted & Un-permitted)

	Ore Tons	Ore Tons	Estimated Ore Quality				Strip	Mine Life
Reserve Classification	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	Ratio	(years)

Total Proven & Probable	22,200,958	20,140,265	26.6	0.5	2.4	1.0	4.2	10.1

Husky Unit 1 Resource

	Ore Tons	Ore Tons	Estimated Ore Quality				Mine Life
Resource Classification	(short)	(metric)	P2O5	MgO	Al2O3	Fe2O3	(years)

Inferred	18,000,000	16,329,240	25.1	0.7	—	—	8.2

NOTE: H1 P2O5 reduced by 1.0% from the Schwarze report based on concerns over drilling method

For CPO, in order to be conservative Agrium has decided not to report any additional potential Mineral Resources beyond the above Mineral Reserve estimates, other than the Husky 1 Inferred Resources.

In adding the 10.1 years of mine life produced by the Reserve Estimates and the 8.2 years provided by the Husky 1 Resource estimate a total of 18.3 years of mine life is potentially available for CPO. Additionally this current Resource and Reserve reporting adheres to the CIM standards and definitions for Mineral Resource and Mineral Reserve reporting.

Phosphate Operations Summary

Agrium’s total combined Mineral Reserve and Resource Estimates for the Kapuskasing and Conda Phosphate Operations are summarized in the following tables:

Agrium KPO & CPO Total Reserves Estimates

	Ore Tons	%	Mine Life
Mining Operation	(metric)(1)(2)	P2O5	(years)(3)

KPO Proven & Probable Reserves	10,445,000	25.6	5.6
CPO Proven & Probable Reserves	20,140,265	26.6	10.1

Notes:

(1)	There has been no third party review of Agrium’s phosphate reserve estimates.

(2)	The concentration of recoverable mined ore tonnes (1.87 million wet tonnes) to tonnes of beneficiated rock concentrate (0.87 million dry tonnes at 35.1% P2O5) is 46.6% for KPO, and 2.07 million wet tonnes mined to 1.11 million dry tonnes of beneficiated rock at 31.0% P2O5 is 53.6% for CPO (three-year running averages).

(3)	Estimates are based upon proven and probable reserves and average annual mining rates of approximately 1.9 million tonnes for KPO, and approximately 2.0 million tonnes for CPO.

There are currently no reportable Mineral Resources at KPO therefore Agrium’s estimated Mineral Resource tonnage as of August 31, 2009, at an average grade of 25.1% P2O5 for the CPO Husky 1 minesite is as follows:

CPO Husky Unit 1 Resource

Resource	Ore Tons	%	Mine Life
Classification	(metric)	P2O5	(years)

Inferred	16,329,240	25.1	8.2

RECENT DEVELOPMENTS

Offer for CF Industries Holdings, Inc.

On February 25, 2009, we announced that we submitted a proposal to the Board of Directors of CF Industries Holdings, Inc. (“CFI”) pursuant to which we would acquire 100% of the outstanding capital stock of CFI (the “CFI Shares”) at a per share value of US$72.00, based on the price of our Common Shares on February 24, 2009 (as amended, the “Offer”). Under the terms of the proposed acquisition, stockholders of CFI would be entitled to receive 1.0 Common Share and US$31.70 in cash for each CFI Share. On March 9, 2009, CFI announced that its Board of Directors rejected the Offer and reaffirmed CFI’s intent to pursue its previously announced proposed business combination with Terra Industries Inc. (“Terra”).

On March 16, 2009, we commenced the Offer by filing a registration statement containing a prospectus/offer to exchange and a tender offer statement relating to the Offer with the SEC.

The Offer is subject to conditions, including that: (i) CFI shall have entered into a definite merger agreement with terms and conditions reasonably satisfactory to us which shall provide, among other things, that the Board of Directors of CFI has approved the Offer and proposed merger and has removed any impediment to the consummation of the Offer and the proposed merger; (ii) CFI’s proposal to acquire Terra shall be withdrawn or terminated without any shares of Terra having been purchased or agreed to be purchased by CFI; (iii) the Board of Directors of CFI shall have redeemed outstanding rights pursuant to CFI’s shareholders rights plan; and (iv) we shall have concluded, in our reasonable judgment, that the restrictions on “Business Combination” with an “Interested Stockholder” set forth in Section 203 of the Delaware General Corporation Law are inapplicable to the Offer and the proposed merger or any other business combination involving us or any of our subsidiaries and CFI.

Since the commencement of the Offer, we have made numerous attempts to engage the Board of Directors of CFI and its financial advisors in discussions with respect to the Offer. These attempts have been rebuffed and CFI and its Board of Directors continue to refuse to meet with or enter into any substantive discussions with us with respect to the Offer.

On May 11, 2009, we announced an increase in the consideration under the Offer. Under the terms of the increased Offer, CFI’s stockholders would receive US$40.00 in cash and 1.0 Common Share for each CFI Share. Alternatively, CFI stockholders have the option to elect for each CFI Share either 1.8850 Common Shares or US$85.20 in cash, in each case, subject to proration. In the aggregate, not more than 47% of the CFI Shares tendered will be exchanged for cash and not more than 53% of the CFI Shares tendered will be exchanged for Common Shares. The aggregate cash consideration to be paid by us will not exceed US$2.01 billion, and the aggregate stock consideration to be paid by us will not exceed approximately 50.2 million Common Shares.

On May 15, 2009, the Board of Directors of CFI rejected the increased Offer and confirmed their intention to proceed with a proposal to acquire Terra.

On June 22, 2009, 62% of the outstanding CFI Shares were tendered into the Offer, which was announced to be our best and final price absent engagement by CFI and demonstration of additional value. As the conditions of the Offer, including that the Board of Directors of CFI withdraw its shareholders rights plan and redeem the associated rights, had not been satisfied, we were not able to take up and pay for CFI Shares deposited under the Offer. Notwithstanding the significant level of CFI stockholder support for the Offer, the Board of Directors of CFI has continued to refuse to engage in any substantive discussions with us in respect of the Offer.

On October 18, 2009, we entered into an agreement with Terra to sell a portion of our Carseland nitrogen facility to Terra, conditional on the closing of our proposed acquisition of CFI. Under the terms of the Carseland transaction, Terra will pay us approximately $250 million in cash for 50 percent of the Carseland facility, or approximately 340,000 tonnes of urea and over 60,000 tonnes of net ammonia on an annual basis and certain U.S. assets. The purchase price for the 50 percent of Carseland is at a similar forward multiple to that which we are offering for CFI. We have also entered into a conditional supply arrangement with Terra for a long-term competitively priced supply of approximately 175,000 tonnes of nitrogen products from Terra’s facilities.

On November 4, 2009, we entered into a consent agreement with the Canadian Competition Bureau and have received a “no action” letter from the Bureau with respect to our proposed acquisition of CFI. As part of the consent agreement, we will be required to complete our divestiture of a portion of our Carseland nitrogen facility to Terra if we are successful in acquiring CFI.

On November 5, 2009, we announced that we will increase the consideration pursuant to our offer for CFI to US$45.00 and one common share of Agrium for each common share of CFI. We also announced that this was our best and final offer for CFI. We also extended the expiry of the offer until November 18, 2009.

On November 6, 2009, the CFI board rejected the increased offer and confirmed its intention to proceed with its proposal to acquire Terra.

On November 17, 2009, we announced that we had signed a proposed consent agreement with the staff of the United States Federal Trade Commission relating to our proposed acquisition of CFI.

On November 19, 2009, we announced that stockholders of CFI had tendered approximately 62% of the total outstanding CFI Shares to our Offer. As a result, we extended the Offer until December 18, 2009.

About CFI

CFI is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The following sets forth the terms and provisions of our existing capital. The particular terms and provisions of the Common Shares and/or Preferred Shares offered by a prospectus supplement and the extent to which these general terms and provisions apply will be described in such prospectus supplement. Our authorized capital consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As at September 30, 2009, 156,908,223 Common Shares were issued and outstanding, and no Preferred Shares were outstanding.

Common Shares

Each Common Share entitles the holder to receive notice of and to attend all meetings of our shareholders, other than meetings at which only the holders of a specified class or series of shares are entitled to vote. Each Common Share entitles the holder to one vote, except at meetings at which only holders of Preferred Shares of one or more series are entitled to vote. The holders of Common Shares are entitled to participate rateably in any dividends that may be declared by the directors of Agrium on the Common Shares. If Agrium is liquidated, dissolved or wound-up or makes any other distribution of its assets for the purpose of winding up its affairs, the holders of Common Shares are entitled to a pro rata share of the assets of Agrium after payment of all liabilities, obligations and amounts payable in those circumstances to the holders of our Preferred Shares. There are no pre-emptive or conversion rights attaching to the Common Shares and the Common Shares are not subject to redemption. All Common Shares currently outstanding and to be outstanding upon exercise of outstanding options and warrants are, or will be, fully paid and non-assessable.

Our by-laws provide for certain rights of holders of our Common Shares in accordance with the provisions of the Canada Business Corporations Act. Such by-laws may be amended either by a majority vote of the holders of Common Shares or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of our shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or rejected by a majority vote of the shareholders voting on such matter.

Preferred Shares

Preferred Shares may be issued at any time and from time to time in one or more series, and the board of directors of Agrium may by resolution determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The Preferred Shares of each series rank on a parity with the Preferred Shares of every other series, and are entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of Agrium in the event of a liquidation, dissolution or winding up of Agrium.

Except as provided by the Canada Business Corporations Act, the holders of Preferred Shares are not entitled to receive notice of or to attend or to vote at any meeting of the shareholders of Agrium unless and until Agrium fails to pay in the aggregate eight cumulative dividends on that series of Preferred Shares for any period as may be so determined by the directors, whether or not those dividends are consecutive and whether or not there are any moneys of Agrium properly applicable to their payment.

The provisions attaching to the Preferred Shares as a class may be added to, changed or removed, and the board of directors of Agrium may create shares ranking prior to the Preferred Shares, only with the approval of the holders of the Preferred Shares as a class, any such approval to be given by the holders of not less than 66 2/3 per cent of the Preferred Shares in writing by the registered holders or by resolution at a meeting of such holders.

The specific terms of a series of Preferred Shares as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. Thus, the statements made in this section may not apply to a particular series of Preferred Shares.

Shareholder Rights Plan

We are party to an amended and restated shareholder rights plan agreement dated May 9, 2007 (the “Rights Plan”) with CIBC Mellon Trust Company as rights agent, designed to encourage the equal treatment of all shareholders in connection with an unsolicited take-over bid for Agrium. Under the Rights Plan, one right (a “Right”) has been issued and attached to each Common Share outstanding and will be attached to each Common Share subsequently issued.

Each Right entitles the holder thereof to purchase from us one Common Share at an exercise price equal to three times the market price per Common Share subject to adjustments (the “Exercise Price”). However, if a person becomes the beneficial owner of 20% or more of the outstanding Common Shares, other than pursuant to a Permitted Bid or a Competing Permitted Bid or certain other exceptions, or announces the intent to commence a take-over bid, each Right (other than Rights beneficially owned by the offeror and certain related parties) shall constitute the right to purchase from us that number of Common Shares that have a market value at the date of occurrence equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (i.e. at a 50% discount).

A “Permitted Bid” under the Rights Plan is a take-over bid (within the meaning of Canadian law) made by way of a take-over bid circular that satisfies all of the following conditions:

•	the bid is made to all owners of Common Shares;

•	the bid must remain open for at least 60 days and more than 50% of the outstanding Common Shares (other than Common Shares beneficially owned on the date of the bid by the offeror and certain related parties) must be deposited under the bid and not withdrawn before any Common Shares may be taken up and paid for; in addition, if 50% of the Common Shares are so deposited and not withdrawn, the offeror must make an announcement to that effect, and must leave the bid open for an additional ten business days; and

•	under the terms of the bid, Common Shares may be deposited at any time between the date of the bid and the date Common Shares are taken up and paid for, and any Common Shares so deposited may be withdrawn until taken up and paid for.

A “Competing Permitted Bid” is a take-over bid that is made after a Permitted Bid has been made but prior to its expiry, termination or withdrawal and that satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is only required to remain open until a date that is not less than the later of 35 days after the date of the take-over bid constituting the Competing Permitted Bid and 60 days after the date of the take-over bid of the prior bid.

A copy of the Rights Plan has been filed with the securities commission or similar regulatory authority in each of the provinces of Canada at www.sedar.com and with the SEC at www.sec.gov.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

This section describes the general terms that will apply to any Subscription Receipts that may be offered by us pursuant to this prospectus. Subscription Receipts may be offered separately or together with Common Shares or Debt Securities, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. The following sets forth certain general terms and provisions of the Subscription Receipts offered under this prospectus. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable prospectus supplement. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by us with security regulatory authorities in Canada after it has been entered into by us.

The particular terms of each issue of Subscription Receipts will be described in the related prospectus supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered;

•	the procedures for the exchange of the Subscription Receipts into Common Shares or Debt Securities;

•	the number of Common Shares or Debt Securities that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•	terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

We have provided an undertaking to the Ontario Securities Commission that we will not offer Subscription Receipts for sale to any member of the public in Ontario under this prospectus unless such offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the applicable prospectus supplement, which contains the specific terms of the Subscription Receipts to be offered, is first approved for filing by the Ontario Securities Commission.

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our” or “Agrium” refer only to Agrium Inc. without any of its subsidiaries or the Agrium Partnership through which it operates.

The Debt Securities will be issued under an indenture dated May 16, 2006 (the “Indenture”) entered into between Agrium and The Bank of New York Mellon, as successor to the Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, N.A.), as successor to J.P. Morgan Trust Company, N.A. (the “Trustee”). The Indenture is subject to and governed by the Canada Business Corporations Act and, consequently, is exempt from certain provisions of the United States Trust Indenture Act of 1939, as amended, by virtue of Rule 4d-9 thereunder. The securities of any series issued under the Indenture, including any series of Debt Securities issued pursuant to an applicable prospectus supplement, are referred to in this prospectus as “Indenture Securities”.

The terms and conditions applicable to a series of Debt Securities will be established in accordance with the requirements of the Indenture for the specific Debt Securities and contained in the applicable prospectus supplement.

A copy of the Indenture is filed as an exhibit to the registration statement on Form F-10 with respect to the Securities. The following is a summary only of important provisions and definitions of the Indenture and the Debt Securities which describes certain general terms and provisions of the Debt Securities and is not intended to be complete. We urge you to review the Indenture carefully before making a decision to purchase any Debt Securities because it is the Indenture, and not this summary, that governs your rights as a holder of our Debt Securities. See “Where You Can Find More Information” for details concerning how you may obtain a copy of the registration statement, including the Indenture filed as an exhibit thereto.

General

The Indenture does not limit the aggregate principal amount of Indenture Securities that we may issue under the Indenture. The Indenture provides that Indenture Securities may be issued from time to time in one or more series and may be denominated in U.S. dollars or any foreign currency. Specific Canadian and U.S. federal income tax considerations applicable to any of the Debt Securities denominated in a currency other than U.S. dollars will be described in the prospectus supplement relating to any offering of securities denominated in a currency other than U.S. dollars. Unless otherwise provided in the applicable prospectus supplement, a series of Debt Securities may be reopened for issuance of additional Debt Securities of such series.

The applicable prospectus supplement will set forth the specific terms of a series of Debt Securities being offered by us and may include any or all of the following:

(a)	the specific designation of the Debt Securities of such series;

(b)	any limit upon the aggregate principal amount of the Debt Securities of such series;

(c)	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of the Debt Securities of such series will be payable;

(d)	the rate or rates at which the Debt Securities of such series will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue, or the method by which such date or dates will be determined and on which such interest will be payable and the regular record date, if any, for the payment of interest on Debt Securities of a series in registered form, or the method by which such date or dates will be determined, and the basis upon which interest shall be calculated if other than on the basis of a 360-day year of twelve 30 day months;

(e)	the place or places, if any, other than the office of an affiliate of the Trustee, where the principal of (and premium, if any, on) and any interest on the Debt Securities of a series will be payable and where Debt Securities in registered form may be surrendered for registration of transfer and where Debt Securities may be surrendered for exchange and, if different than the location specified in the Indenture, the place or places where notices or demands to or upon us in respect of the Debt Securities of a series and the Indenture may be served;

(f)	the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the Debt Securities of a series may be redeemed, in whole or in part, at our option if we are to have that option;

(g)	our obligation, if any, to redeem, repay or purchase Debt Securities of a series pursuant to any sinking fund provision or at the option of the holder, and the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which Debt Securities of a series will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(h)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered Debt Securities of a series will be issuable and, if other than denominations of $5,000, the denomination or denominations in which any bearer Debt Securities of a series will be issuable;

(i)	if other than the Trustee, the identity of each security registrar and/or paying agent;

(j)	if other than the principal amount thereof, the portion of the principal amount of Debt Securities of a series that will be payable upon acceleration of the maturity thereof upon the occurrence of an event of default or the method by which such portion shall be determined;

(k)	if other than U.S. dollars, the currency in which payment of the principal (and premium, if any, on) or interest, if any, on the Debt Securities of a series shall be payable or in which the Debt Securities of a series shall be denominated and the particular provisions applicable thereto;

(l)	whether the amount of payments of principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series may be determined with reference to an index, formula or other method, and the manner in which such amounts shall be determined;

(m)	whether the principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series are to be payable, at our election or at the election of a holder thereof, in a currency other than that in which the Debt Securities of a series are denominated or stated to be payable, the period or periods within which and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which the Debt Securities of a series are denominated or stated to be payable and the currency in which such Debt Securities of a series are to be so payable;

(n)	the designation of the initial exchange rate agent for a series of Debt Securities, if any;

(o)	any provisions in modification of, in addition to or in lieu of the defeasance provisions set forth in the Indenture that shall be applicable to the Debt Securities of a series;

(p)	any provisions granting special rights to the holders of Debt Securities of a series upon the occurrence of such events as may be specified;

(q)	any deletions from, modifications of or additions to the events of default or any of our covenants with respect to the Debt Securities of a series;

(r)	whether Debt Securities of a series are to be issued as registered securities, bearer securities (with or without coupons) or both; whether any Debt Securities of a series are to be issued in global form and, if so, the identity of the initial depository thereof;

(s)	the date as of which any bearer Debt Securities of a series and any temporary global Debt Security representing outstanding Debt Securities of a series will be dated;

(t)	the person to whom any interest on registered Debt Securities of a series shall be payable, if other than the person in whose name the Debt Security is registered at the close of business on the regular record date for such interest and the manner in which, or the person to whom, interest on any bearer Debt Securities of a series shall be payable;

(u)	if Debt Securities of a series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

(v)	if the Debt Securities of a series are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

(w)	if other than described herein, whether and under what circumstances we will pay additional amounts on the Debt Securities of a series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities rather than pay such additional amounts; and

(x)	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the Debt Securities of a series.

We reserve the right to set forth in a prospectus supplement specific terms of the Debt Securities that are not within the parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such Debt Securities.

Ranking

Unless otherwise indicated in any applicable prospectus supplement, the Debt Securities will be our unsecured obligations and will rank pari passu as to priority of payment with all of our other outstanding unsecured and unsubordinated debt. We are a holding company that conducts our business through subsidiaries and the Agrium Partnership. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities, including trade payables, of our subsidiaries and the Agrium Partnership. See “Risk Factors — The Debt Securities will be effectively subordinated to certain indebtedness of our subsidiaries and the Agrium Partnership”.

Unless otherwise specified in the applicable prospectus supplement, other than the restriction on liens and sale and leaseback transactions set forth in the Indenture and described below, the Indenture does not contain any covenants or other provisions designed to afford holders of Debt Securities protection in the event of a highly leveraged transaction involving us or any of our subsidiaries.

Form, Exchange and Transfer

A series of Debt Securities may be issued solely as registered securities, solely as bearer securities or as both registered and bearer securities. The Indenture also provides that a series of Debt Securities may be issuable in global form.

A prospectus supplement may indicate the places to register a transfer of Debt Securities. No service charge will be made for any registration of transfer or exchange of Securities, but we may, in certain circumstances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

(a)	issue, register the transfer of or exchange any series of our Debt Securities during a period beginning at the opening of business 15 days before any selection for redemption of securities of that series and ending at the close of business on (i) if the series of our Debt Securities are issuable only as registered securities, the day of mailing of the relevant notice of redemption and (ii) if the series of our Debt Securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if the series of our Debt Securities are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

(b)	register the transfer of or exchange any registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any registered Debt Security being redeemed in part;

(c)	exchange any bearer Debt Security selected for redemption, except that, to the extent provided with respect to such bearer Debt Security, such bearer security may be exchanged for a registered Debt Security of that series and like tenor, provided that such registered Debt Security shall be simultaneously surrendered for redemption; or

(d)	issue, register the transfer of or exchange any of our Debt Securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any, and interest, if any, on) our Debt Securities will be made at the office or agency of the Trustee.

Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name our Debt Securities are registered at the close of business on the day or days specified by us.

Global Securities

A series of our Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for our debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of our Debt Securities to be represented by a global security may be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of our Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of our Debt Securities or by us if such Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States require that certain purchasers of securities have the ability to take physical delivery of such Debt Securities in definitive form.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Unless otherwise specified in the applicable prospectus supplement for a series of Debt Securities, owners of beneficial interests in a global security will not be entitled to have a series of our Debt Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of our Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

Any payments of principal, premium, if any, and interest on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. Neither we, the Trustee nor any paying agent for our Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. We urge you to read the Indenture for the full definition of all such terms.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (iii) appropriate adjustments on account of minority interests of other Persons holding stock of our Subsidiaries, all as set forth on the most recent balance sheet of us and our consolidated Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with Canadian generally accepted accounting principles.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every capital lease obligation of such Person determined in accordance with Canadian generally accepted accounting principles, and (vi) every obligation of the type referred to in the foregoing clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or secured or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise) assume, secure, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to Canadian generally accepted accounting principles, or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in Canadian generally accepted account principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Person” means any individual, corporation, partnership, association, trust, or any other entity or organization, including a government or any agency or political subdivision or instrumentality thereof.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours, for a period of more than 12 months, of any real or personal property with a gross book value (without reduction of any reserve for depreciation) on the date of determination in excess of $1 million, which property has been or is to be sold or transferred by us or such Subsidiary to such Person in contemplation of such leasing.

“Shareholders’ Equity” means, at any date, the aggregate of the dollar amount of our outstanding share capital, the amount, without duplication, of any surplus, whether contributed or capital, and retained earnings, subject to any foreign exchange translation adjustment, all as set forth in our most recent audited consolidated balance sheet.

“Significant Subsidiary” of a Person means a Subsidiary of such Person that constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the U.S. Exchange Act.

“Subsidiary” of a Person means (i) any corporation, association, or other business entity (other than a partnership) more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “securities having ordinary voting power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Covenants

Limitation on Liens

The Indenture provides that we will not, and will not permit any Subsidiary of ours to Incur any Debt if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any assets of ours or of any Subsidiary of ours, without in any such case effectively providing that the Indenture Securities shall be secured equally and ratably with (or prior to) such Debt provided, however, that the foregoing restrictions shall not apply to:

(a)	mortgages existing on the date the Indenture Securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

(b)	mortgages on any property acquired or constructed by us or any Subsidiary of ours after the date of the Indenture that are created or assumed contemporaneously with or within 180 days after such acquisition or construction to secure or provide for the payment of all or part of the purchase price or cost of construction thereof (or to secure any Debt Incurred by us or a Subsidiary of ours for the purpose of financing all or a part of the purchase price or cost of construction thereof or of improvements thereon);

(c)	existing mortgages on property acquired (including mortgages on any property acquired from a Person that is consolidated or amalgamated with or merged with or into us or a Subsidiary of ours) or mortgages outstanding at the time any Person becomes a Subsidiary of ours that are not incurred in connection with such entity becoming a Subsidiary of ours;

(d)	mortgages in favour of us or any Subsidiary of ours;

(e)	mortgages on any property in favour of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

(f)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in any foregoing clause (a), (b), (c), (d) or (e) provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property); and

(g)	any mortgage which would otherwise be subject to the foregoing restrictions; provided, however, that the aggregate principal amount of the Debt so secured, together with the aggregate principal amount of other Debt secured by mortgages then outstanding (excluding Debt secured by mortgages permitted under the foregoing exceptions) and the Attributable Debt in respect of all Sale/Leaseback Transactions entered into after the date of the Indenture (not including Attributable Debt in respect of any such Sale/Leaseback Transactions the proceeds of which are applied to the prepayment of outstanding Indenture Securities or other Debt of ours as set forth below under “Limitation on Sale/Leaseback Transactions”) would not then exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions

The Indenture provides that we will not, and will not permit any Subsidiary of ours to, enter into any Sale/Leaseback Transaction with any Person (other than us or a Subsidiary of ours) unless:

(a)	at the time of entering into such Sale/Leaseback Transaction, we or such Subsidiary would be entitled to Incur Debt, in a principal amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, secured by a mortgage on a property subject to such Sale/Leaseback Transaction, pursuant to the provision of the covenant described under “Limitation on Liens” without equally and ratably securing the Indenture Securities pursuant to such provisions;

(b)	after the date on which Indenture Securities are first issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of us or such Subsidiary (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

(c)	during the 12-month period after the effective date of such Sale/Leaseback Transaction, we shall have applied to the voluntary defeasance or retirement of Indenture Securities or any Debt of ours (other than Indenture Securities or Debt that is held by us or any Subsidiary of ours or Debt of ours that is subordinate in right of payment to the Indenture Securities) an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount expended by us as set forth in clause (b) above), less an amount equal to the principal amount of such Indenture Securities and Debt voluntarily defeased or retired by us within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us or any Subsidiary of ours during such period.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not amalgamate or consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets, on a consolidated basis, to any Person unless (i) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under the Indenture (including the Debt Securities), (ii) immediately after the transaction no default or event of default shall exist, (iii) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of Canada or any province thereof or of the United States of America, any state thereof or the District of Columbia and (iv) we or such Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the relevant provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with. In addition, no such amalgamation, consolidation, merger or transfer may be made if, as a result thereof, any property or assets of ours or any Subsidiary would become subject to any mortgage or other encumbrance securing Debt, unless such mortgage or other encumbrance could be created pursuant to the provisions described under “Limitation on Liens” above without equally and ratably securing the Indenture Securities or unless the Indenture Securities are secured equally and ratably with, or prior to, the Debt secured by such mortgage or other encumbrance.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that, at our option, we will be discharged from any and all obligations in respect of any of the Indenture Securities outstanding thereunder (except with respect to the authentication, transfer, exchange or replacement of such Indenture Securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture), upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each instalment of interest and any mandatory sinking fund payments or analogous payments on the outstanding Indenture Securities of such series (“Defeasance”). Such trust may only be established if among other things:

(a)	we have delivered to the Trustee an opinion of counsel in the United States stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of outstanding Indenture Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United State federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(b)	we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of outstanding Indenture Securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of Securities include holders who are not resident in Canada);

(c)	no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing;

(d)	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada);

(e)	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust created to be subject to the United States Investment Company Act of 1940, as amended; and

(f)	other customary conditions precedent are satisfied.

We may exercise our Defeasance option notwithstanding a prior exercise of the Covenant Defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the Defeasance option.

Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that, at our option, unless and until we have exercised our Defeasance option described in the preceding paragraph, we may be released with respect to the Indenture Securities, from the “Limitation on Liens” covenant, the “Limitation on Sale/Leaseback Transactions” covenant, the “Consolidation, Merger and Sale of Assets” covenant and certain other covenants, and such omission shall not be deemed to be an event of default under the Indenture and the Indenture Securities outstanding thereunder upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each instalment of interest and any mandatory sinking fund payments or analogous payments on the outstanding Indenture Securities of such series (“Covenant Defeasance”). If we exercise the Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the events of default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

(a)	we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of outstanding Securities will not recognize income, gain or loss of United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(b)	we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of outstanding Securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the Securities include holders who are not resident in Canada);

(c)	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or he continuing;

(d)	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) ;

(e)	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and

(f)	other customary conditions precedent are satisfied.

Events of Default

The Indenture provides that the following shall constitute events of default with respect to Indenture Securities of any series:

(a)	default in the payment of any interest or Additional Amounts (as defined below) on any Indenture Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (or any premium on) any Indenture Security of that series at its maturity;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Indenture Securities of that series;

(d)	breach or default in the performance of any covenant or agreement of ours in the Indenture, which continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of all outstanding Indenture Securities affected thereby;

(e)	acceleration of or any failure to pay at final maturity any Debt of ours or any Subsidiary of ours in an aggregate amount in excess of the greater of $50 million or 5% of our Shareholders’ Equity;

(f)	certain events in bankruptcy, insolvency or reorganization of us or any Subsidiary of ours which constitutes a Significant Subsidiary; and

(g)	any other events of default provided with respect to the Indenture Securities of that series.

If an event of default described in clause (a), (b) or (c) above occurs and is continuing with respect to Indenture Securities of any series, then in every such case the Trustee or the holders of not less than 25% in principal amount of outstanding Indenture Securities of that series may declare the principal amount (or, if the Indenture Securities of that series are original issue discount Indenture Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Indenture Securities of that series and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon. any such declaration the same shall become immediately due and payable.

If an event of default described in clause (d) or (g) above occurs and is continuing with respect to Indenture Securities of one or more series, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of all series affected thereby (as one class) may declare the principal amount (or, if any of the Indenture Securities of such affected series are original issue discount Indenture Securities or indexed Indenture Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Indenture Securities of such affected series and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable.

If an event of default described in clause (e) or (f) above occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of all outstanding Indenture Securities (as one class) may declare the principal amount (or, if the Securities of any series are original issue discount Indenture Securities or indexed Indenture Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Indenture Securities and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable.

However, at any time after a declaration of acceleration with respect to the outstanding Indenture Securities of one or more series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Indenture Securities of such series, by written notice to us and the Trustee, may, under certain circumstances, rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Indenture Securities of all series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of all series affected by such event of default.

No holder of an Indenture Security of any series will have any right to institute any proceedings with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the Indenture Securities of that series, (b) the holders of at least 25% in principal amount of the outstanding Indenture Securities of all series affected by such event of default (as one class) have made written request, and such holder or holders have offered reasonable indemnity to the Trustee to institute such proceedings as trustee and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series affected by such event of default (as one class) a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the holder of an Indenture Security for the enforcement of payment of the principal of or any premium or interest on such Indenture Security on or after the applicable due date specified in such Indenture Security.

We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Additional Amounts

All payments made by us under or with respect to the Indenture Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Indenture Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (such holder, an “Excluded holder”) (i) with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Indenture Securities or the receipt of payments thereunder. We will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the holders of the Indenture Securities, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us. We will indemnify and hold harmless each holder (other than an Excluded holder) and upon written request reimburse each such holder for the amount of (i) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Indenture Securities, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under (i) or (ii), but excluding any such Taxes on such holder’s net income.

At least 30 days prior to each date on which any payment under or with respect to the Indenture Securities is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Wherever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to an Indenture Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Modification of the Indenture and Waiver

Modification and amendment of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Indenture Securities of all series affected by such modification or amendment (as one class); provided that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security of such affected series: (i) change the stated maturity of the principal of (and premium, if any), or any instalment of interest on, such outstanding Indenture Security; (ii) reduce the principal of (and premium, if any), or any instalment of interest on, such outstanding Indenture Security; (iii) reduce the amount of the principal of such outstanding Indenture Security payable upon the acceleration of the maturity thereof; (iv) change the place or currency of payment of principal of, or the premium, if any, or interest on, such outstanding Indenture Security; (v) impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (vi) reduce the percentage of outstanding Indenture Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or (vii) modify the foregoing requirements or reduce the percentage of outstanding Indenture Securities necessary to waive any past default or covenants except as otherwise specified.

The holders of a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of all holders of outstanding Indenture Securities of such series, may waive compliance by us with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in principal amount of outstanding Indenture Securities of all series with respect to which an event of default shall have occurred and be continuing, on behalf of the holders of all outstanding Indenture Securities such series, may waive such event of default, except a default in the payment of principal, premium or interest.

Provision of Financial Information

We shall file with the Trustee and transmit by mail to all holders of Indenture Securities, as their names and addresses appear in the security register, within 15 days after we file them with the SEC, copies of our annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rule and regulation prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we shall continue to file with the SEC and provide the Trustee and holders of Indenture Securities (a) within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F as applicable (or any successor form), containing the information required to be contained therein (or required in such successor form); and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form), containing the information which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities so listed. Each of such reports will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles, provided, however, that we shall not be so obligated to file such reports with the SEC if the SEC does not permit such filings.

Governing Law

The Indenture is and the Debt Securities will be governed by the laws of the State of New York.

Consent to Service

Under the Indenture, we irrevocably appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities and for actions brought under United States federal or state securities laws in any federal or state court located in the City of New York and submit to such jurisdiction.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a Unit is issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; and

•	whether the Units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any Units. The preceding description and any description of Units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the Unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Units.

CONSOLIDATED CAPITALIZATION

Other than a $70 million decrease in Agrium’s bank indebtedness from approximately $163 million as at September 30, 2009 to approximately $93 million as at November 19, 2009, largely as a result of cash collections, there have been no material changes in the share and loan capital of Agrium, on a consolidated basis, since September 30, 2009.

PRICE RANGE AND TRADING VOLUME OF THE COMMON SHARES

The outstanding Common Shares are traded on the TSX under the trading symbol “AGU”. The following table sets forth the price range and trading volume of the Common Shares as reported by the TSX for the periods indicated.

Month	High Price (Cdn. $)	Low Price (Cdn. $)	Closing Price (Cdn. $)	Volume (In 000’s)

2008
November	50.00	29.91	39.00	40,776
December	42.40	28.70	41.47	31,614

2009
January	45.98	36.53	41.08	25,260
February	51.83	40.13	44.17	30,257
March	49.00	38.20	45.69	30,084
April	53.37	44.50	51.20	21,194
May	61.30	50.28	53.31	25,121
June	56.49	44.81	46.45	26,178
July	50.09	41.00	49.51	21,782
August	54.16	50.10	52.35	15,415
September	57.80	50.44	53.52	17,930
October	60.00	50.07	50.34	19,461
November 1 – 19	60.96	50.21	60.76	11,136

The outstanding Common Shares are also traded on the NYSE under the trading symbol “AGU”. The following table sets forth the price range and trading volume of the Common Shares as reported by the NYSE for the periods indicated.

Month	High Price (U.S.$)	Low Price (U.S.$)	Closing Price (U.S.$)	Volume (In 000’s)

2008
November	43.50	23.11	31.42	19,048
December	35.17	22.08	34.13	14,755

2009
January	38.84	29.00	33.47	12,115
February	41.59	32.36	34.78	14,409
March	40.07	29.60	35.79	15,589
April	44.66	35.04	43.02	12,764
May	53.70	43.50	49.22	16,823
June	51.15	38.86	39.89	16,084
July	46.50	35.27	46.19	13,287
August	49.98	45.17	47.71	10,933
September	54.43	45.48	49.79	11,968
October	57.63	45.99	46.95	13,509
November 1 – 19	57.35	46.50	57.19	9,327

PRIOR SALES

We have not sold or issued any Common Shares or securities convertible into Common Shares during the twelve month period prior to the date hereof other than an aggregate of 348,450 Common Shares that were issued during this period upon the exercise of options (“Options”) granted pursuant to Agrium’s Stock Option and Tandem SAR Plan at a weighted average exercise price of $14.90 per Option for aggregate consideration of approximately $5.2 million.

INTEREST COVERAGE RATIOS

The following interest coverage ratios for Agrium are calculated on a consolidated basis for the twelve-month periods ended December 31, 2008 and September 30, 2009 and are based on audited financial information, in the case of December 31, 2008, and unaudited financial information, in the case of September 30, 2009. The coverage ratios set out below do not give effect to the issue of any Securities pursuant to this prospectus since the aggregate initial offering amount of Securities that will be issued hereunder and the terms of issue are not presently known. The interest coverage ratios set out below do not purport to be indicative of interest coverage ratios for any future period.

	December 31, 2008	September 30, 2009

Interest coverage on long-term debt(1)(2)	24.59	7.44

Notes:

(1)	Interest coverage on long-term debt is equal to our consolidated net income before interest expense and income taxes divided by our interest expense on long-term debt for the relevant period.

(2)	The interest coverage ratios have been calculated excluding the carrying charges for the $1 million and $nil in debt securities reflected as current liabilities in our consolidated balance sheets as at December 31, 2008 and September 30, 2009, respectively, and the interest expense on the $610 million and $163 million of indebtedness under our credit facilities as at December 31, 2008 and September 30, 2009, respectively. If such debt obligations had been classified in their entirety as long-term debt for purposes of calculating the interest coverage ratios, the entire amount of the annual carrying charges and interest expense for such debt obligations would have been reflected in the calculation of our interest obligations and the interest coverage ratios for the twelve-month periods ended December 31, 2008 and September 30, 2009 would have been 19.20 and 6.07, respectively.

Agrium’s interest expense requirements on long-term debt amounted to approximately $82 million for the twelve month period ended December 31, 2008 and approximately $97 million for the twelve month period ended September 30, 2009. Agrium’s consolidated net income before interest expense and income tax expense for the twelve month period ended December 31, 2008 was approximately $2,016 million, which is 24.59 times Agrium’s interest expense requirements for this period, and for the twelve month period ended September 30, 2009 was approximately $722 million, which is 7.44 times Agrium’s interest expense requirements for this period.

CREDIT RATINGS

Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities and are indicators of the likelihood of payment and of the capacity and willingness of a company to meet its financial commitment on an obligation in accordance with the terms of an obligation.

There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant.

The credit ratings afforded our debt securities by the rating agencies are not recommendations to purchase, hold, or sell the debt securities inasmuch as such ratings do not comment on market price or suitability for a particular investor.

The following table sets out ratings we have received in respect of our outstanding debt securities from the ratings agencies, which ratings and ratings outlook remain unchanged as at the date of this prospectus. The ratings for any particular series of Debt Securities will be set out in the applicable prospectus supplement relating to such Debt Securities.

	Moody’s Investor		Dominion Bond
	Service	Standard & Poor’s	Rating Service

Senior Unsecured Notes and Debentures	Baa2	BBB	BBB
Ratings Outlook	Under review – negative watch	Stable	Under review with developing implications

A description of the rating categories of each of the rating agencies in the table above is set out below.

Moody’s Investors Service (“Moody’s”)

The Baa2 rating assigned to our senior unsecured notes and debentures is the fourth highest rating of Moody’s nine rating categories for long-term debt, which range from Aaa to C. Moody’s appends numerical modifiers from 1 to 3 on its long-term debt ratings from Aa to Caa, which indicate where the obligation ranks within a particular ranking category, with 1 being the highest. Obligations rated Baa are defined by Moody’s as being subject to moderate credit risk. They are considered medium-grade obligations and as such may possess certain speculative characteristics.

On February 25, 2009, Moody’s changed its outlook for our senior unsecured debt from stable to under review for possible downgrade. The review was prompted by Agrium’s announcement of its unsolicited offer for CFI. Moody’s review will primarily focus on the credit impact from the potential acquisition of CFI, including any changes to the terms of the transaction, the strategic fit of the two companies, regulatory approvals, and the level of cash flow that can be generated to reduce debt, if needed, in a reasonable fashion given the cyclicality and price volatility of Agrium’s agricultural products.

Standard & Poor’s Ratings Services (“S&P”)

The BBB rating assigned to our senior unsecured notes and debentures is the fourth highest rating of S&P’s ten rating categories for long-term debt which range from AAA to D. Issues of debt securities rated BBB are judged by S&P to exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

S&P uses “+” or “−” designations to indicate the relative standing of securities within a particular rating category.

S&P also assigned a stable outlook to the ratings, which is S&P’s assessment of the potential direction of the rating over the intermediate term.

DBRS Limited (“DBRS”)

The BBB rating assigned to our senior unsecured notes and debentures is the fourth highest of ten rating categories for long-term debt, which range from AAA to D. DBRS uses “high” and “low” designations on ratings from AA to C to indicate the relative standing of securities being rated within a particular rating category. The absence of a “high” or “low” designation indicates that our rating is in the “middle” of the category. The BBB rating indicates that, in DBRS’ view, the rated securities are of adequate credit quality. Protection of interest and principal is considered acceptable, but the entity is fairly susceptible to adverse changes in financial and economic conditions, or there may be other adverse conditions present which reduce the strength of the entity and its rated securities.

On February 25, 2009, DBRS placed the rating for our senior unsecured debt under review with developing implications following Agrium’s announcement that it has submitted a proposal to the board of directors of CFI to acquire all of the capital stock of CFI. The rating review is pending the final terms of any potential transaction with CFI, including those regarding related financing, in combination with the outlook for the fertilizer market.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder.

The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

PLAN OF DISTRIBUTION

We may offer and sell Securities to or through one or more underwriters or dealers purchasing as principals, and may also sell Securities to one or more purchasers directly or through agents. Underwriters may sell Securities to or through dealers. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters to us.

In connection with the sales of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the U.S. Securities Act.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

A prospectus supplement will identify each underwriter, dealer or agent engaged and any fees or compensation payable to the underwriters, dealers or agents in connection with the offering and sale of a particular series or issue of Securities, and will also set forth the specific terms of the offering, including the public offering price (or the manner of determination thereof if offered on a non-fixed price basis) and the proceeds to us.

Under agreements which we may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification from us against certain liabilities, including liabilities arising out of any misrepresentation in this prospectus or the documents incorporated by reference herein, other than liabilities arising out of any misrepresentation made by the underwriters, dealers or agents who participate in the offering of Securities. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with any offering of Securities, the underwriters, dealers or agents may over allot or effect transactions intended to fix or stabilize the market price of such Securities at a level above that which might otherwise prevail in the open market. Transactions may be begun or interrupted at any time during the distribution. Each series or issue of Preferred Shares, Subscription Receipts, Debt Securities or Units will be a new issue of securities with no established market for trading. Unless otherwise indicated in the applicable prospectus supplement, we do not intend to list any of the Preferred Shares, Subscription Receipts, Debt Securities or Units on a national securities exchange. Any underwriters, dealers or agents to or through which Preferred Shares, Subscription Receipts, Debt Securities or Units are sold by us for public offering and sale may make a market in such Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given that a market for trading in Preferred Shares, Subscription Receipts, Debt Securities or Units of any series or issue will develop or as to the liquidity of any such market for Preferred Shares, Subscription Receipts, Debt Securities or Units, whether or not the Preferred Shares, Subscription Receipts, Debt Securities or Units are listed on a national securities exchange.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds to us resulting from the issuance of Securities will be used by us to reduce our outstanding indebtedness, to finance future growth opportunities including acquisitions and investments, to finance our capital expenditures or for general corporate purposes. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, will be paid out of our general funds. From time to time, we may issue debt securities and incur additional indebtedness other than through the issue of Securities pursuant to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, certain legal matters relating to Canadian law in connection with the issuance of Securities will be passed upon for us by Blake, Cassels & Graydon LLP, Calgary, Alberta, Canada and certain legal matters in connection with the issuance of Securities relating to United States law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding securities of any class.

EXPERTS

Our consolidated financial statements as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 incorporated by reference into this prospectus have been audited by KPMG LLP, independent auditors, as indicated in their report dated February 25, 2009 also incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

For information regarding our independent chartered accountants, see “Interests of Experts” in our AIF.

AUDITORS’ CONSENT

The Board of Directors
  Agrium Inc.

We have read the short form prospectus of Agrium Inc. (the “Corporation”) dated November 20, 2009. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2008 and 2007 and the consolidated statements of operations, cash flows, and comprehensive income and shareholders’ equity for each of the years in the three-year period ended December 31, 2008. Our report is dated February 25, 2009.

We also consent to the incorporation by reference in the above-mentioned prospectus of our report to the board of directors of the Corporation on the supplemental information entitled “Revised Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended December 31, 2008, 2007 and 2006.” Our report is dated February 25, 2009 (except as to note 6, which is as of September 10, 2009).

(signed) KPMG LLP
Chartered Accountants

Calgary, Canada
November 20, 2009

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION
Section 124 of the Canada Business Corporations Act and Section 3.11 of the Registrant’s By-laws provide for indemnification of directors and officers of the Registrant.
Section 124 of the Canada Business Corporations Act provides as follows:
124. (1)  Indemnification.   A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
(2)  Advance of Costs.   A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).
(3)  Limitation.   A corporation may not indemnify an individual under subsection (1) unless the individual
     (a)     acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and
     (b)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
(4)  Indemnification in derivative actions.   A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).
(5)  Right to indemnity.   Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity
     (a)     was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and
     (b)     fulfills the conditions set out in subsection (3).
(6)  Insurance.   A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual
     (a)     in the individual’s capacity as a director or officer of the corporation; or
     (b)     in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

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(7)  Application to court.   A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.
(8)  Notice to Director.   An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.
(9)  Other notice.   On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
Section 3.11 of the By-laws of the Registrant contains the following provisions with respect to indemnification of the Registrant’s directors and officers with respect to certain insurance maintained by the Registrant with respect to its indemnification obligations:
Section 3.11 Indemnity and Insurance — Subject to the limitations contained in the Canada Business Corporations Act but without limit to the right of the Corporation to indemnify any person under the Canada Business Corporations Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or a director or officer of such body corporate, if:
     (a)     he acted honestly and in good faith with a view to the best interests of the Corporation; and
     (b)     in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
Subject to the limitations contained in the Canada Business Corporations Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.
The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.
The Registrant carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Registrant and those of its controlled subsidiaries. The policy has a covering limit of U.S.$100 million in each policy year. The total actual premiums paid by the Registrant in 2009 were U.S.$908,362. The corporate policy provides for the Registrant to absorb a deductible amount of up to U.S.$2,000,000 on each loss depending on the nature of the loss.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
EXHIBITS
See Exhibit Index beginning on page E-1.

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process
     (a)     Concurrent with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
     (b)     Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 23rd day of November, 2009.

AGRIUM INC.
By:	/s/ Michael M. Wilson
	Name:	Michael M. Wilson
	Title:	President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 23, 2009.

Signature	Title
/s/ Michael M. Wilson Michael M. Wilson	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Bruce G. Waterman Bruce G. Waterman	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
/s/ Angela S. Lekatsas Angela S. Lekatsas	Vice President, Corporate Controller and Chief Risk Officer (Controller)
/s/ Frank W. Proto Frank W. Proto	Chairman of the Board of Directors
/s/ Ralph S. Cunningham Ralph S. Cunningham	Director
/s/ Germaine Gibara Germaine Gibara	Director
/s/ Russell K. Girling Russell K. Girling	Director
/s/ Susan A. Henry Susan A. Henry	Director
/s/ Russell J. Horner Russell J. Horner	Director

Signature	Title
/s/ A. Anne McLellan A. Anne McLellan	Director
/s/ Derek G. Pannell Derek G. Pannell	Director
/s/ Victor J. Zaleschuk Victor J. Zaleschuk	Director

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Agrium Inc. in the United States, on the 23rd day of November, 2009.

AGRIUM U.S. INC.
By:	/s/ Richard L. Gearheard
	Name:	Richard L. Gearheard
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
4.1
The Registrant’s Annual Information Form for the year ended December 31, 2008, dated February 25, 2009 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 9, 2009 (File No. 001-14460)).

4.2
The Registrant’s Management Proxy Circular, dated March 23, 2009, relating to the annual general meeting of the Registrant’s shareholders held on May 13, 2009 (incorporated by reference to Exhibit 2 to the Registrant’s Report on Form 6-K filed with the Commission on April 3, 2009 (File No. 001-14460)).

4.3
The Registrant’s audited annual financial statements consisting of the Registrant’s Consolidated Balance Sheets as at December 31, 2008 and 2007 and the Registrant’s Consolidated Statements of Operations, Comprehensive Income and Shareholders’ Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2008, together with the notes thereto and the report of the Registrant’s auditors thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 9, 2009 (File No. 001-14460)).

4.4
The Registrant’s Management’s Discussion and Analysis of Operations and Financial Condition for the fiscal year ended December 31, 2008 (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 9, 2009 (File No. 001-14460)).

4.5
The Registrant’s audited supplemental information entitled “Revised Reconciliation with United States Generally Accepted Accounting Principles For the Years Ended December 31, 2008, 2007 and 2006” together with the notes thereto and the report of the Registrant’s auditors thereon (incorporated by reference to Exhibit 99.4 the Registrant’s Annual Report on Form 40-F/A filed with the Commission on September 10, 2009 (File No. 001-14460)).

4.6
The Registrant’s unaudited interim financial statements for the three and nine months ended September 30, 2009 consisting of the Registrant’s Consolidated Balance Sheets as at September 30, 2009 and 2008 and the Registrant’s Consolidated Statements of Operations, Comprehensive Income and Shareholders’ Equity, and Cash Flows for the three and nine month periods ended September 30, 2009 and 2008, together with the notes thereto (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K filed with the Commission on November 5, 2009 (File No. 001-14460)).

4.7
The Registrant’s Management’s Discussion and Analysis for the three and nine month periods ended September 30, 2009 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed with the Commission on November 5, 2009 (File No. 001-14460)).

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Exhibit
Number		Description
4.8
The Registrant’s unaudited supplemental information entitled “Reconciliation with United States Generally Accepted Accounting Principles For the Three and Nine Months Ended September 30, 2009” together with the notes thereto (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on November 23, 2009 (File No. 001-14460)).

4.9
Technical Report, Potash Mineral Reserves and Resources, Agrium, Vanscoy Potash Operations, Vanscoy, Saskatchewan, dated November 6, 2009 (incorporated by reference to Exhibit 2 to the Registrant’s Report on Form 6-K filed with the Commission on November 23, 2009 (File No. 001-14460)).

5.1		Consent of KPMG LLP, independent registered public accounting firm.
5.2	*	Consent of Blake, Cassels & Graydon LLP.
5.3		Consent of ADM Consulting Limited.
6.1	*	Power of Attorney (contained on the signature page of this Registration Statement).
7.1
Indenture, dated May 16, 2006, entered into between Agrium Inc. and The Bank of New York Mellon, as successor to The Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, N.A.), as successor to J.P. Morgan Trust Company, N.A. (incorporated by reference to Exhibit 7.1 to the Registrant’s Registration Statement on Form F-9 filed with the Commission on May 10, 2006 (File No. 333-133965)).

7.2	*	Statement of Eligibility on Form T-1 of the Trustee.

*	Previously Filed

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